Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192327

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 19, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated November 14, 2013)

$

Energy Transfer Equity, L.P.

    % Senior Notes due 2027

We are offering $         aggregate principal amount of our     % Senior Notes due 2027 (the “notes”). Interest on the notes will be payable semi-annually on              and             of each year, beginning on                     , 2015. The notes will mature on June     , 2027.

We may redeem the notes, in whole or in part, at any time prior to March     , 2027 (which is the date that is three months prior to the maturity date of the notes) at a price equal to 100% of the principal amount of the notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. We also have the option at any time on or after March     , 2027 (which is the date that is three months prior to the maturity date of the notes) to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.”

The notes initially will be secured on a first-priority basis with the loans and obligations under our senior secured revolving credit facility (our “revolving credit facility”), our two senior secured term loan facilities (our “term loan facilities”), our existing 7.500% Senior Notes due 2020 (the “2020 Notes”) and our existing 5.875% Senior Notes due 2024 (the “2024 Notes” and, together with the 2020 Notes, our “existing senior notes”), by a lien on substantially all of our and certain of our subsidiaries’ tangible and intangible assets that from time to time secure our obligations under such indebtedness, subject to certain exceptions and permitted liens and subject to the terms of a collateral agency agreement. The liens securing the notes will be released in full if liens do not secure more than a threshold level of senior obligations (so long as liens securing our existing senior notes are similarly released), after which the notes will be unsecured. The notes will be our senior obligations, ranking equally in right of payment with our other existing and future unsubordinated indebtedness and senior to any of our future subordinated indebtedness.

If we experience a Change of Control together with a Rating Decline, each as defined herein, we must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes—Covenants.”

The obligations to make payments of principal, premium, if any, and interest on the notes are solely our obligations. The notes initially will not be guaranteed by any of our subsidiaries.

None of the Securities and Exchange Commission, any state securities commission or any other U.S. regulatory authority has approved or disapproved of the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement and the other risks identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in the notes.

	Per Note		Total
Price to Public(1)		%	$
Underwriting Discount		%	$
Proceeds to Energy Transfer Equity, L.P. (Before Expenses)		%	$

(1)	Plus accrued interest from , 2015, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company on or about                     , 2015.

Joint Active Physical Book-Running Managers

Deutsche Bank Securities	Morgan Stanley

The date of this prospectus supplement is                     , 2015.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the notes in two separate documents that offer varying levels of detail:

•	this prospectus supplement, which provides a summary of the specific terms of the notes; and

•	the accompanying prospectus, which provides general information, some of which may not apply to the notes.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf and the documents we have incorporated by reference herein. We and the underwriters have not authorized anyone else to give you different information. We and the underwriters are not offering the notes in any jurisdiction where offers and sales are not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date of such information and in no case as of any date subsequent to the date on the front cover of this prospectus supplement. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should not assume that any information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

None of Energy Transfer Equity, L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the notes by you under applicable laws. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of an investment in the notes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our web site is located at http://www.energytransfer.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus supplement and does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement and the accompanying prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC automatically will update and supersede this information and will be considered a part of this prospectus supplement from the date those documents are filed. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K filed January 26, 2015, February 17, 2015, March 9, 2015, March 10, 2015, March 13, 2015 and April 28, 2015 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Reports on Form 8-K);

•	Item 1A Risk Factors in the Annual Report on Form 10-K for the year ended December 31, 2014 of Energy Transfer Partners, L.P. (“ETP”);

•	Item 1A Risk Factors in the Annual Report on Form 10-K for the year ended December 31, 2014 of Regency Energy Partners LP (“Regency”);

•	Item 1A Risk Factors in the Annual Report on Form 10-K for the year ended December 31, 2014 of Sunoco Logistics Partners L.P. (“Sunoco Logistics”); and

•	Item 1A Risk Factors in the Annual Report on Form 10-K for the year ended December 31, 2014 of Sunoco LP (“Sunoco LP”).

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement and the accompanying prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our web site at the address provided above or by writing or calling us at the address set forth below.

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: Sonia Aubé

Telephone: (214) 981-0700

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein contain various forward-looking statements and information that are based on our beliefs and those of our general partner, LE GP, LLC, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	a reduction in distributions from ETP, Sunoco Logistics or Sunoco LP;

•	the volumes transported on our subsidiaries’ pipelines and gathering systems;

•	our consolidated debt level and ability to service our debt;

•	the level of throughput in our subsidiaries’ processing and treating facilities;

•	the fees our subsidiaries charge and the margins they realize for their gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas, natural gas liquids (“NGLs”) and oil;

•	energy prices generally;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic natural gas, NGL and oil production, imports and exports;

•	the availability of imported oil and natural gas;

•	actions taken by foreign natural gas, NGL and oil producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate storage, terminal and transportation systems, and refining;

•	the continued ability to find and contract for new sources of natural gas supply;

•	reductions in the capacity or allocations of third-party pipelines that connect with our subsidiaries’ pipelines and facilities;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation and fuel efficiency efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	competition from other midstream, transportation and storage and retail marketing companies;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our subsidiaries’ interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, processing, transportation and storage of natural gas and NGLs that may not be covered by insurance;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	the effectiveness of risk-management policies and procedures and the ability of our subsidiaries’ liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our subsidiaries’ customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our subsidiaries’ internal growth projects, such as the construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to our subsidiaries’ existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our subsidiaries’ ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•	risks associated with the assets and operations of entities in which our subsidiaries own less than a controlling interest, including risks related to management actions at such entities that our subsidiaries may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•	dependency on key producers and key customers;

•	risks associated with natural disasters, terrorist attacks and cyber security breaches that could result in personal injury, property damage and environmental damage;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the risk factors set forth in the filings that we and our subsidiaries make with the SEC and the other risks identified in the documents incorporated by reference herein and therein. Any forward-looking statement made by us in this prospectus supplement and the documents incorporated by reference into this prospectus supplement is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the information contained in this prospectus supplement. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and the other documents to which we refer herein, including the risk factors beginning on page S-19 and the financial statements incorporated by reference in this prospectus supplement. Unless the context requires otherwise, (i) references to “we,” “us,” “our,” the “Partnership” and “ETE” mean Energy Transfer Equity, L.P. and its consolidated subsidiaries, which includes ETP; (ii) references to “ETP” mean Energy Transfer Partners, L.P. and its consolidated subsidiaries, including Regency, Sunoco Logistics and Sunoco LP; (iii) references to “Regency” mean Regency Energy Partners LP and its consolidated subsidiaries; (iv) references to “Sunoco Logistics” mean Sunoco Logistics Partners L.P. and its consolidated subsidiaries; and (v) references to “Sunoco LP” mean Sunoco LP and its consolidated subsidiaries.

Energy Transfer Equity, L.P.

We are a publicly-traded Delaware limited partnership (NYSE: ETE) that directly and indirectly owns equity interests in ETP, Sunoco Logistics and Sunoco LP, all of which are publicly-traded master limited partnerships engaged in diversified energy-related businesses. As of May 7, 2015, our direct and indirect equity interests in ETP, Sunoco Logistics and Sunoco LP consisted of:

	Incentive Distribution Rights (“IDRs”)	General Partner Interest	Limited Partner Interests
ETE’s Interests in ETP	100%	100%	23,571,693 Common Units(1)
			81,001,069 Class H Units(2)
			100 Class I Units(3)
ETE’s Interests in Sunoco Logistics	0.1%	0.1%	—
ETP’s Interests in Sunoco Logistics	99.9%	99.9%	67,061,274 Common Units(4)
ETP’s Interests in Sunoco LP	100%	100%	15,797,766 Common Units(5)
			10,939,436 Subordinated Units(5)

(1)	Represents an approximate 5% of the total outstanding ETP common units.
(2)	The Class H Units representing limited partner interests in ETP (the “ETP Class H Units”) entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and IDRs of Sunoco Logistics. As a result of ETE’s ownership of the ETP Class H Units and a 0.1% membership interest in Sunoco Logistics’ general partner, ETE is entitled to receive 90.15% of the cash distributions related to the IDRs and general partner interest of Sunoco Logistics.
(3)	The Class I Units representing limited partner interests in ETP (the “ETP Class I Units”) provide for additional cash distributions from ETP to ETE for the purpose of offsetting a portion of the IDR subsidies that ETE previously agreed to provide to ETP, with such distributions occurring in 2015 and 2016.
(4)	Represents an approximate 27% limited partner interest in Sunoco Logistics.
(5)	ETP’s ownership of Sunoco LP common units and subordinated units represents an approximate 44% limited partner interest in Sunoco LP.

In addition to the equity interests described above, ETE owns a 100% equity interest in Lake Charles LNG Company, LLC (formerly, Trunkline LNG Company, LLC) (“Lake Charles LNG”) and a 60% equity interest in Lake Charles LNG Export Company, LLC (“LCL”). Lake Charles LNG owns a liquefied natural gas (“LNG”) import terminal and regasification facility near Lake Charles Louisiana, while LCL is in the process of developing an LNG liquefaction project that will be integrated with Lake Charles LNG’s import/regasification facility. ETP owns the remaining 40% equity interest in LCL.

Recent Developments

Bakken Pipeline Project

In March 2015, ETP and ETE closed a transaction in which ETE transferred its 45% interest in the Dakota Access Pipeline and Energy Transfer Crude Oil Pipeline (collectively, the “Bakken pipeline project”), 30.8 million ETP common units and $879 million in cash (less amounts funded prior to closing by ETE for capital expenditures for the Bakken pipeline project) in exchange for 30.8 million newly issued ETP Class H Units that, when combined with the 50.2 million previously issued ETP Class H Units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and IDRs of Sunoco Logistics. In addition, ETE received 100 ETP Class I Units, which provide for additional cash distributions from ETP to ETE for the purpose of offsetting a portion of the IDR subsidies that ETE previously agreed to provide to ETP, with such distributions occurring in 2015 and 2016.

In May 2015, ETP agreed to transfer a 30% interest in the Bakken pipeline project to Sunoco Logistics.

Regency Merger

On April 30, 2015, ETP consummated its previously announced acquisition of Regency (the “Regency merger”), with Regency continuing as a wholly owned subsidiary of ETP. At the effective time of the merger, each Regency common unit and Class F unit was converted into the right to receive 0.4124 ETP common units, and each Regency Series A Cumulative Convertible Preferred Unit was converted into the right to receive one Series A Cumulative Convertible Preferred Unit representing a limited partner interest in ETP. In connection with the merger, ETE agreed to reduce the incentive distributions it receives from ETP by a total of $320 million over a five-year period. The IDR subsidy will be $80 million in the first year post-closing and $60 million per year for the following four years. ETP repaid in full all outstanding borrowings under Regency’s revolving credit facility and provided a guarantee of Regency’s obligations under its senior notes.

Our Business

ETE Ownership of IDRs of ETP, Sunoco Logistics and Sunoco LP

ETP

The ETP IDRs entitle us, as the holder of those rights, to receive the following percentages of cash distributed by ETP as the following target cash distribution levels are reached:

•	13.0% of all incremental cash distributed in a fiscal quarter after $0.275 has been distributed in respect of each common unit of ETP for that quarter;

•	23.0% of all incremental cash distributed in a fiscal quarter after $0.3175 has been distributed in respect of each common unit of ETP for that quarter; and

•	the maximum sharing level of 48.0% of all incremental cash distributed in a fiscal quarter after $0.4125 has been distributed in respect of each common unit of ETP for that quarter.

As described elsewhere, the ETP Class H Units owned by ETE entitle ETE to receive 90.05% of the cash distributions related to the Sunoco Logistics IDRs received by ETP.

Sunoco Logistics

The Sunoco Logistics IDRs entitle us and ETP, as the indirect holders of those rights, to receive 0.1% and 99.9%, respectively, of the following percentages of cash distributed by Sunoco Logistics as the following target cash distribution levels are reached:

•	13% of all incremental cash distributed in a fiscal quarter after $0.1667 has been distributed in respect of each common unit of Sunoco Logistics for that quarter;

•	35% of all incremental cash distributed in a fiscal quarter after $0.1917 has been distributed in respect of each common unit of Sunoco Logistics for that quarter; and

•	the maximum sharing level of 48% of all incremental cash distributed in a fiscal quarter after $0.5275 has been distributed in respect of each common unit of Sunoco Logistics for that quarter.

Sunoco LP

The Sunoco LP IDRs entitle ETP, as the holder of those rights, to receive the following percentages of cash distributed by Sunoco LP as the following target cash distribution levels are reached:

•	15% of all incremental cash distributed in a fiscal quarter after $0.503125 has been distributed in respect of each common unit and subordinated unit of Sunoco LP for that quarter;

•	25% of all incremental cash distributed in a fiscal quarter after $0.546875 has been distributed in respect of each common unit and subordinated unit of Sunoco LP for that quarter; and

•	the maximum sharing level of 50% of all incremental cash distributed in a fiscal quarter after $0.656250 has been distributed in respect of each common unit and subordinated unit of Sunoco LP for that quarter.

Cash Distributions Received from ETP, Sunoco Logistics and Sunoco LP

ETP

The following are distributions declared and/or paid by ETP with respect to its common units subsequent to March 31, 2014:

Quarter Ended	Record Date	Payment Date	Rate
March 31, 2014	May 5, 2014	May 15, 2014	$0.93500
June 30, 2014	August 4, 2014	August 14, 2014	0.95500
September 30, 2014	November 3, 2014	November 14, 2014	0.97500
December 31, 2014	February 6, 2015	February 13, 2015	0.99500
March 31, 2015	May 8, 2015	May 15, 2015	1.015

In connection with transactions between ETP and ETE, ETE has agreed to relinquish its right to certain incentive distributions in future periods. The following is a summary of the net reduction in total distributions that would potentially be made to ETE in future periods, net of distributions on the ETP Class I Units:

Years Ending December 31,	Total IDR Subsidy(1)
2015	$111
2016	137
2017	145
2018	140
2019	130
2020	35
2021	35
2022	35
2023	35
2024	18

(1)	The total IDR subsidy amounts reflect the issuance of additional ETP Class H Units and ETP Class I Units to ETE, which occurred in March 2015, distributions on the ETP Class I Units and the closing of the Regency merger, which occurred on April 30, 2015. See “—Recent Developments.” In addition, the amounts reflected above include the relinquishment of $350 million in the aggregate of incentive distributions that would potentially be made to ETE over the first 40 fiscal quarters commencing immediately after the consummation of the merger of a subsidiary of ETP with and into Susser Holdings Corporation (“Susser”), in August 2014. Such relinquishments will cease upon the agreement between ETE and ETP of an exchange of the Sunoco LP general partner interest.

Sunoco Logistics

The following are distributions declared and/or paid by Sunoco Logistics with respect to its common units subsequent to March 31, 2014:

Quarter Ended	Record Date	Payment Date	Rate(1)
March 31, 2014	May 9, 2014	May 15, 2014	$0.3475
June 30, 2014	August 7, 2014	August 14, 2014	0.3650
September 30, 2014	November 7, 2014	November 14, 2014	0.3825
December 31, 2014	February 7, 2015	February 13, 2015	0.4000
March 31, 2015	May 11, 2015	May 15, 2015	0.4190

(1)	Per unit amounts reflect a 2-for-1 unit split executed on June 12, 2014.

Sunoco LP

The following are distributions declared and/or paid by Sunoco LP with respect to its common units and subordinated units subsequent to March 31, 2014:

Quarter Ended	Record Date	Payment Date	Rate
March 31, 2014	May 20, 2014	May 30, 2014	$0.5021
June 30, 2014	August 19, 2014	August 29, 2014	0.5197
September 30, 2014	November 18, 2014	November 28, 2014	0.5457
December 31, 2014	February 17, 2015	February 27, 2015	0.6000
March 31, 2015	May 19, 2015	May 29, 2015	0.6450

The aggregate amount of ETP’s, Sunoco Logistics’ and Sunoco LP’s cash distributions to us in respect of any given quarter will vary depending on several factors, including the total outstanding partnership interests of such entity on the record date for the distribution, the aggregate cash distributions made by such entity and the amount of such entity’s partnership interests that we own. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in ETE and the underlying business of ETP (including the business of Regency, Sunoco Logistics and Sunoco LP). See “Risk Factors” beginning on page S-19 of this prospectus supplement, as well as the risk factors set forth in the filings that we and our subsidiaries make with the SEC and the other risks identified in the documents incorporated by reference herein and therein.

ETP’s Business

ETP is the second largest publicly-traded master limited partnerships in the United States in terms of equity market capitalization (approximately $29 billion as of April 30, 2015). The primary activities in which ETP is engaged, all of which are in the United States, and the operating subsidiaries through which ETP conducts those activities are as follows:

•	Natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage; and

•	interstate natural gas transportation and storage through Energy Transfer Interstate Holdings, LLC (“ET Interstate”) and Panhandle Eastern Pipe Line Company, LP (“Panhandle”). ET Interstate is the parent company of Transwestern Pipeline Company, LLC (“Transwestern”), ETC Fayetteville Express Pipeline, LLC, ETC Tiger Pipeline, LLC and CrossCountry Energy, LLC. Panhandle indirectly owns the Trunkline and Sea Robin transmission systems.

•	NGL transportation, storage and fractionation services primarily through Lone Star NGL LLC, an entity owning a diverse set of midstream energy assets including NGL pipelines, storage, fractionation and processing facilities located in Texas, New Mexico, Mississippi and Louisiana.

•	Product and crude oil operations, including the following:

•	product and crude oil transportation, terminalling services and acquisition and marketing activities through Sunoco Logistics as described in more detail below under “—Investment in Sunoco Logistics”; and

•	retail marketing of gasoline and middle distillates through Sunoco, Inc. (“Sunoco”), Susser and Sunoco LP.

As described above under “—Recent Developments,” ETP acquired Regency in April 2015. Regency is engaged in the gathering and processing, compression, treating and transportation of natural gas; the transportation, gathering, and terminaling of oil (crude and/or condensate) and the management of coal and natural resources. Regency focuses on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Utica, Bone Spring, Avalon and Granite Wash shales. Its assets are primarily located in Texas, Louisiana, Arkansas, West Virginia, Pennsylvania, Ohio, California, Mississippi, Alabama, New Mexico and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma.

Investment in Sunoco Logistics

ETP’s interests in Sunoco Logistics consists of a 1.7% general partner interest, 100% of the IDRs and 67.1 million common units, representing an approximate 27% limited partner interest as of March 31, 2015. Through its ownership of ETP Class H Units, ETE is entitled to 90.05% of the cash distributions that ETP receives from Sunoco Logistics in respect of Sunoco Logistics’ IDRs and general partner interest.

Sunoco Logistics owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling and acquisition and marketing assets, which are used to facilitate the purchase and sale of crude oil, refined products and NGLs. Sunoco Logistics’ portfolio of geographically diverse assets earns revenues in more than 30 states located throughout the United States, and its business is comprised of the following four segments:

•	Crude Oil Pipelines transports crude oil principally in Oklahoma and Texas. The segment contains approximately 5,300 miles of crude oil trunk pipelines for high-volume, long-distance transportation, and approximately 500 miles of crude oil gathering lines that supply the trunk pipelines.

•	Crude Oil Acquisition and Marketing business gathers, purchases, markets and sells crude oil principally in the mid-continent United States. The segment utilizes Sunoco Logistics’ proprietary fleet of approximately 335 crude oil transport trucks and approximately 135 crude oil truck unloading facilities, as well as third-party assets.

•	Terminal Facilities consist of crude oil, refined products and NGL terminals which receive products from pipelines, barges, railcars and trucks and distribute them to third parties and certain affiliates, who in turn deliver them to end-users and retail outlets. Sunoco Logistics has an aggregate storage capacity of approximately 48 million barrels. This segment includes the 25 million barrel Nederland, Texas crude oil terminal; the 6 million barrel Eagle Point, New Jersey refined products and crude oil terminal; the 3 million barrel Marcus Hook, Pennsylvania refined products and NGL facility; approximately 39 active refined products marketing terminals located in the northeast, midwest and southwest United States and several refinery terminals located in the northeast United States.

•	Products Pipelines transport refined products and NGLs, including multiple grades of gasoline, middle distillates (such as heating oil, diesel and jet fuel) and LPGs (such as propane and butane), from refineries to markets. This segment consist of approximately 2,400 miles of refined products and NGL pipelines and joint venture interests in four products pipelines in selected areas of the United States.

Retail Marketing

ETP’s retail marketing business segment consists of marketing operations of Sunoco LP and Sunoco. In this segment, ETP sells gasoline and middle distillates at retail and operate convenience stores in 30 states, primarily on the East Coast, and in the Midwest and South regions of the United States. The highest concentrations of outlets are located in Texas, Pennsylvania, New York, Florida and Ohio. Some of these outlets are traditional locations that sell fuel products under the Sunoco® brand whereas others are Stripes®, APlus® and Aloha Island Mart® convenience stores. ETP’s motor fuel sales averaged 416,308 Bbls/d for the year ended December 31, 2014. The Sunoco® brand is positioned as a premium brand and is the official fuel of NASCAR® through 2022. Additionally, ETP’s APlus® convenience stores are the official convenience stores of NASCAR®, and ETP has sponsorship agreements with INDYCAR® and NHRA® that continue through 2018 and 2024, respectively.

All Other

ETP’s “all other” business segment consists of (i) natural gas compression services and a natural gas compression equipment business; (ii) marketing operations of both on-system and off-system gas; (iii) an approximate 33% non-operating interest in a joint venture with The Carlyle Group, L.P., which owns a refinery in Philadelphia, Pennsylvania and (iv) a 40% interest in LCL, which is developing the LNG liquefaction project. Please read “—Our Business—Investment in Lake Charles LNG—Liquefaction Project.”

Investment in Lake Charles LNG

Regasification Facility

Our wholly owned subsidiary, Lake Charles LNG, owns an LNG import terminal and regasification facility located on Louisiana’s Gulf Coast near Lake Charles, Louisiana. The import terminal has approximately 9.0 Bcf of above-ground LNG storage capacity and the regasification facility has a run rate send out capacity of 1.8 Bcf/day. BG Group plc (“BG”) is the sole customer for the regasification facility and, pursuant to a regasification services agreement that terminates in 2030, is obligated to pay reservation fees for 100% of the regasification capacity regardless of whether it actually utilizes such capacity.

Liquefaction Project

LCL, an entity in which we own 60% and ETP owns the remaining 40%, is in the process of developing the liquefaction project in conjunction with BG pursuant to a project development agreement entered into in September 2013. Pursuant to this agreement, each of LCL and BG is obligated to pay 50% of the development expenses for the liquefaction project, subject to reimbursement by the other party if such party withdraws from the project prior to both parties making an affirmative final investment decision (“FID”) to become irrevocably obligated to fully develop the project, subject to certain exceptions. The liquefaction project is expected to consist of three LNG trains with a combined design nameplate outlet capacity of 16.2 metric tonnes per annum. Once completed, the liquefaction project will enable LCL to liquefy domestically produced natural gas and export it as LNG. By adding the new liquefaction facility and integrating with the existing LNG regasification/import facility, the enhanced facility will become a bi-directional facility capable of exporting and importing LNG. The liquefaction project will be constructed on 400 acres of land, of which 200 acres are owned or leased by Lake Charles LNG and 200 acres are to be leased by LCL under a long-term lease from the Lake Charles Harbor and Terminal District or purchased by LCL pursuant to the exercise of an option agreement entered into in connection with the liquefaction project.

The construction of the liquefaction project is subject to each of LCL and BG making an affirmative FID to proceed with the project, which decision is in the sole discretion of each party. In the event an affirmative FID is made by both parties, LCL and BG will enter into several agreements related to the project, including a liquefaction services agreement pursuant to which BG will pay LCL for liquefaction services on a tolling basis for a minimum 25-year term with evergreen extension options for 20 years. In addition, a subsidiary of BG, a highly experienced owner and operator of LNG facilities, would oversee construction of the liquefaction facility and, upon completion of construction, manage the operations of the liquefaction facility on behalf of LCL. Subject to receipt of regulatory approvals, we anticipate that each of LCL and BG will make an affirmative FID in 2016 and then commence construction of the liquefaction project in order to place the first LNG train in service in 2020.

On April 7, 2015, Royal Dutch Shell plc and BG announced the terms of a proposed merger. The transaction, which is subject to regulatory approvals and the approval of BG shareholders, is expected to close in early 2016. At this time, we do not believe that the proposed merger will impact the likelihood of achieving an affirmative FID on the liquefaction project in 2016; however, there can be no assurances that an affirmative FID will occur.

The export of LNG produced by the liquefaction project from the U.S. will be undertaken under long-term export authorizations issued by the U.S. Department of Energy (the “DOE”) to Lake Charles Exports, LLC (“LCE”), which is currently a jointly owned subsidiary of BG and ETP and, following FID, will be 100% owned by BG. In July 2011, LCE obtained a DOE authorization to export LNG to countries with which the U.S. has or will have Free Trade Agreements (“FTA”) for trade in natural gas (the “FTA Authorization”). In August 2013, LCE obtained a conditional DOE authorization to export LNG to countries that do not have an FTA for trade in natural gas (the “Non-FTA Authorization”). The FTA Authorization and Non-FTA Authorization have 25- and 20-year terms, respectively. In January 2013, LCL filed for a secondary, non-cumulative FTA and Non-FTA Authorization to be held by LCL. FTA Authorization was granted in March 2013 and we expect the DOE to issue the Non-FTA Authorization to LCL in due course.

Prior to being authorized to export LNG, we must also receive (i) approvals from the Federal Energy Regulatory Commission (the “FERC”) to construct and operate the facilities, (ii) wetlands permits from the U.S. Army Corps of Engineers (“USACE”) to perform wetlands mitigation work and to perform modification and dredging work for the temporary and permanent dock facilities at the Lake Charles LNG facilities, and (iii) air permits from the Louisiana Department of Environmental Quality (“LDEQ”) for emissions from the liquefaction project. We expect to receive the wetlands permit from the USACE in the third quarter of 2015.

In April 2015, the FERC issued its draft Environmental Impact Statement (the “EIS”) related to the liquefaction project. In this draft EIS, the FERC indicated that specific measures would be included in the FERC’s final order authorizing the project that would further mitigate the environmental impacts associated with the construction and operation of the proposed project. The issuance of the final EIS is scheduled for August 14, 2015, which then starts the 90-day period in which other federal agencies are to complete their review of the project and issue any required agency authorizations. The federal decision deadline date is November 12, 2015 and the FERC authorization for the project is anticipated during this 90-day period.

Our Management

Our general partner, LE GP, LLC, manages and directs all of our activities. Our officers and directors are officers and directors of LE GP, LLC. The members of our general partner elect our general partner’s board of directors. The board of directors of our general partner has the authority to appoint our executive officers, subject to provisions in the limited liability company agreement of our general partner. Pursuant to other authority, the board of directors of our general partner may appoint additional management personnel to assist in the management of our operations and, in the event of the death, resignation or removal of our president, may appoint a replacement.

ETP is managed by its general partner, Energy Transfer Partners GP, L.P. (“ETP GP”), which is in turn managed by its general partner, Energy Transfer Partners, L.L.C. (“ETP LLC”). ETP LLC is ultimately responsible for the business and operations of ETP GP and ETP. Accordingly, the board of directors and officers of ETP LLC make decisions on behalf of ETP. For example, the amount of distributions paid under ETP’s cash distribution policy is subject to the determination of the board of directors of ETP LLC, taking into consideration the terms of ETP’s partnership agreement. Three of the seven current directors of our general partner also serve as directors of ETP LLC.

Sunoco Logistics is managed by its general partner, Sunoco Partners LLC (“SXL GP”), which is owned 99.9% by ETP and 0.1% by us. ETP elects the board of directors of SXL GP, which makes decisions on behalf of Sunoco Logistics. For example, the amount of distributions paid under Sunoco Logistics’ cash distribution policy is subject to the determination of the board of directors of SXL GP, taking into consideration the terms of Sunoco Logistics’ partnership agreement. Three of the eight current directors of SXL GP also serve as directors of ETP, and two of the eight current directors also serve as directors of our general partner. In addition, two current officers of ETP also serve on the board of SXL GP.

Sunoco LP is managed by its general partner, Sunoco GP LLC (“SUN GP”), which is wholly-owned by ETP. ETP elects the board of SUN GP, which makes decisions on behalf of Sunoco LP. The board of directors of SUN GP also appoints the officers of Sunoco LP, all of whom are employed by affiliates of ETP. In addition, two of the six current directors of SUN GP serve as directors of our general partner and one current officer of ETP serves on the board of SUN GP.

Our Principal Executive Offices

Our principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Our telephone number is (214) 981-0700. Our web site address is www.energytransfer.com. Information contained on our web site is not incorporated into or otherwise a part of this prospectus supplement or accompanying prospectus.

Organizational Structure

The following chart summarizes our organizational structure as of May 1, 2015.

Summary Historical Financial Data

The following table sets forth our summary historical consolidated financial data as of the dates and for the periods presented. The summary historical consolidated financial data as of and for each of the years in the three year period ended December 31, 2014 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated balance sheet data as of March 31, 2015 and the summary historical consolidated statement of operations and cash flow data for the three months ended March 31, 2014 and 2015 are derived from our unaudited historical consolidated financial statements incorporated by reference into this prospectus supplement, and the summary historical consolidated balance sheet data as of March 31, 2014 are derived from our unaudited historical consolidated financial statements not incorporated by reference into this prospectus supplement.

The summary historical financial data should be read in conjunction with our historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement, as well as our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The amounts in the tables below are in millions.

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)
Statement of Operations Data:
Revenues:
Investment in ETP	$9,530	$12,212	$51,158	$46,339	$15,702
Investment in Regency	999	863	4,951	2,521	2,000
Investment in Lake Charles LNG(1)	54	54	216	216	166
Other	(203)	(69)	(634)	(741)	(904)

Total revenues	10,380	13,080	55,691	48,335	16,964
Gross margin	1,893	1,638	7,302	5,781	3,876
Depreciation, depletion and amortization	493	373	1,724	1,313	871
Operating income	617	710	2,470	1,551	1,360
Interest expense, net of interest capitalized	(371)	(315)	(1,369)	(1,221)	(1,018)
Income from continuing operations before income tax expense	233	569	1,417	375	1,437
Income tax expense from continuing operations	12	145	357	93	54
Net income (loss) attributable to noncontrolling interest	(63)	280	491	119	970
Net income attributable to partners	284	168	633	196	304
Balance Sheet Data (at period end):
Current assets	$6,789	$7,516	$6,153	$6,536	$5,597
Total assets	67,004	57,769	64,469	50,330	48,904
Current liabilities	5,327	8,091	6,782	6,500	5,845
Long-term debt, less current maturities	33,158	24,905	29,653	22,562	21,440
Total equity	22,791	19,958	22,314	16,279	16,350
Other Financial Data:
Cash flow provided by operating activities	575	829	$3,175	$2,419	$1,078
Cash flow used in investing activities	(2,585)	(801)	(6,795)	(2,347)	(4,196)
Cash flow provided by financing activities	3,026	392	3,877	146	3,364
Cash paid for acquisitions, net of cash received	499	214	2,367	405	2,982
Ratio of earnings to fixed charges	1.51x	2.55x	1.85x	1.26x	2.18x

(1)	Lake Charles LNG was included in the Investment in ETP segment for periods prior to January 1, 2014. Effective January 1, 2014, the investment in Lake Charles LNG is held directly by ETE.

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should also read the more detailed description of the notes contained in the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Energy Transfer Equity, L.P.

Notes Offered	We are offering $ aggregate principal amount of % Senior Notes due 2027.

Maturity	June , 2027.

Interest Rate	Interest on the notes will accrue at the per annum rate of %.

Interest Payment Dates	Interest on the notes will accrue from the issue date of the notes and be payable semi-annually on and of each year, beginning on , 2015.

Ranking	Our obligations under the notes will be secured on a first-priority basis with the loans and obligations under our revolving credit facility, our term loan facilities and our existing senior notes, by a lien on substantially all of our and certain of our subsidiaries’ tangible and intangible assets, including (i) approximately 23.6 million ETP common units; (ii) approximately 81.0 million ETP Class H Units and 100 ETP Class I Units; and (iii) ETE’s 100% equity interest in ETP LLC and ETP GP, through which ETE indirectly holds all of the outstanding general partnership interests in ETP and 100% of the outstanding IDRs in ETP. The liens securing the notes will be subject to the terms of a collateral agency agreement, under which the collateral agent (the “collateral agent”), acting at the direction of one or more of the administrative agents under our revolving credit facility and term loan facilities, is generally entitled to sole control of all decisions and actions, including foreclosure, with respect to the collateral, even if an event of default under the notes has occurred, and neither the holders of notes nor the trustee will generally be entitled to independently exercise remedies with respect to the collateral. In addition, subject to limitations adversely affecting the equal and ratable treatment of the security interest of the trustee or imposing new material obligations on the trustee, the collateral agent is entitled, without the consent of holders of notes or the trustee, to amend the terms of the security documents securing the notes and to release the liens of the secured parties on any part of the collateral at any time. See “Description of Notes—Security for the Notes—Collateral Agency Agreement.”

The notes will be our senior obligations. The notes will rank equally in right of payment with all of our other existing and future unsubordinated indebtedness and senior to any of our future subordinated indebtedness. As of March 31, 2015, after giving effect to this offering and the application of the net proceeds therefrom, we would have had approximately $ billion of indebtedness outstanding that would rank equally in right of payment to the notes. See “Description of Notes—Ranking” and “—Security for the Notes.”

The notes initially will not be guaranteed by any of our subsidiaries. However, if at any time following the issue date of the notes, any of our subsidiaries guarantees or becomes a co-obligor with respect to any indebtedness of ETE, or if at any time following the issue date of the notes any restricted subsidiary of ETE otherwise incurs any indebtedness, then such subsidiary or restricted subsidiary, as the case may be, will also guarantee the notes on terms provided for in the indenture. With respect to the assets of our subsidiaries that do not guarantee the notes, the notes will effectively rank junior to all existing and future obligations of those subsidiaries. As of March 31, 2015, after giving effect to (i) the closing of the Regency merger; (ii) Sunoco LP’s issuance of $800 million in aggregate principal amount of senior notes and the use of proceeds therefrom to, among other things, repay outstanding borrowings under its revolving credit facility (the “Sunoco LP Notes Offering”) and (iii) the redemption by Regency of $499 million aggregate principal amount of its 8.375% Senior Notes due June 1, 2019, which will occur on June 1, 2015 (the “Regency Notes Redemption”), our subsidiaries, including ETP, Regency, Sunoco Logistics and Sunoco LP, had outstanding approximately $27.7 billion of principal amount of indebtedness that would have effectively ranked senior to the notes.

Optional Redemption	We may redeem the notes, in whole or in part, at any time prior to March , 2027 (which is the date that is three months prior to the maturity date of the notes) at a price equal to 100% of the principal amount of the notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. We also have the option at any time on or after March , 2027 (which is the date that is three months prior to the maturity date of the notes) to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.”

Covenants	We will issue the notes under an indenture, dated as of September 20, 2010, as supplemented by the seventh supplemental indenture thereto, establishing the terms of the notes (the “indenture”), with U.S. Bank National Association, as trustee. The covenants in the indenture include a limitation on liens, a limitation on transactions with affiliates, a restriction on sale-leaseback transactions and limitations on mergers and sales of all or substantially all of our assets. The covenants will generally not apply to ETP and its subsidiaries. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described in “Description of Notes—Covenants.”

Mandatory Offer to Repurchase	If we experience a Change of Control together with a Rating Decline, each as defined in the indenture, we must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes—Covenants—Change of Control.”

Use of Proceeds	We intend to use the net proceeds from this offering to partially repay indebtedness outstanding under our term loan facilities and revolving credit facility and for general partnership purposes. See “Use of Proceeds” and “Description of Other Indebtedness.”

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement, as well as the risk factors set forth in the filings that we and our subsidiaries make with the SEC and the other risks identified in the documents incorporated by reference herein and therein for information regarding risks you should consider before investing in the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated therein:

	Three Months Ended March 31,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	1.51x	1.85x	1.26x	2.18x	1.70x	1.50x

For this ratio, “earnings” consist of:

•	pre-tax income from continuing operations, before minority interest and equity in earnings of affiliates;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	fixed charges.

“Fixed charges” consist of:

•	interest expensed;

•	interest capitalized;

•	amortized debt issuance costs; and

•	estimated interest element of rentals.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the following risk factors and the risk factors set forth beginning on page 5 of the accompanying prospectus and in the filings that we and our subsidiaries make with the SEC, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes. These are not all the risks we face and other factors currently considered immaterial or unknown to us may impact our future operations. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to Our Indebtedness and the Notes

Our ability to pay principal and interest on the notes is dependent upon our subsidiaries, including ETP, Sunoco Logistics and Sunoco LP, having sufficient cash available for distributions on its equity interests after satisfaction of their respective debt obligations.

We do not own any operating assets. Our principal assets consist of our direct and indirect equity interests in ETP, Sunoco Logistics and Sunoco LP, which include the IDRs and general partner interests in such entities, and our equity interests in Lake Charles LNG and LCL. None of our subsidiaries will initially guarantee our obligations with respect to the notes. Therefore, none of our subsidiaries will have any obligations to pay amounts due under the notes or to make any funds available to pay those amounts. Our ability to pay principal and interest on the notes is dependent upon the performance of our subsidiaries and our receipt of cash distributions relating to the equity interests that we own in them. Cash distributions from our subsidiaries may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries.

Initially, none of our subsidiaries will guarantee our obligations with respect to the notes. Creditors of our subsidiaries that do not guarantee the notes will have claims with respect to the assets of those subsidiaries that rank effectively senior to claims of the holders of the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. As of March 31, 2015, after giving effect to (i) the closing of the Regency merger; (ii) the Sunoco LP Notes Offering and (iii) the Regency Notes Redemption, our subsidiaries, including ETP, Regency, Sunoco Logistics and Sunoco LP, would have had outstanding approximately $27.7 billion of indebtedness that would have effectively ranked senior to the notes, as well as other significant liabilities. Also, there are federal and state laws that could invalidate any guarantee of our subsidiary or subsidiaries that guarantee the notes. If that were to occur, the claims of creditors of a guaranteeing subsidiary would also rank effectively senior to the notes, to the extent of the assets of that subsidiary. Furthermore, our subsidiaries are not prohibited under the indenture from incurring additional indebtedness.

We continue to have a substantial amount of indebtedness, which may adversely affect our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

We continue to have significant debt obligations. If we are unable to meet our debt obligations, we may need to consider refinancing or amending credit agreements or debt indentures or adopting alternative strategies to reduce or delay expenditures or seeking additional equity capital. As of March 31, 2015, after giving effect to this offering and the application of the net proceeds therefrom, we would have had approximately $         billion of indebtedness outstanding. In addition, as of March 31, 2015, after giving effect to (i) the closing of the Regency merger; (ii) the Sunoco LP Notes Offering and (iii) the Regency Notes Redemption, our subsidiaries, including ETP, Regency, Sunoco Logistics and Sunoco LP, would have had outstanding approximately $27.7 billion of indebtedness that would have effectively ranked senior to the notes, as well as other significant liabilities.

Our substantial debt could have important consequences to you. For example, it could make it more difficult for us to satisfy our obligations with respect to the notes, increase our vulnerability to general adverse economic and industry conditions, and limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity. In addition, the indenture governing the notes and our existing senior notes, the agreements governing our revolving and term loan facilities and any of our future debt agreements may contain financial and other restrictive covenants that will limit our ability to decide how to operate our business. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our outstanding indebtedness.

We may incur substantially more debt, which could further exacerbate the risks related to our indebtedness.

As of March 31, 2015, after giving effect to this offering and the application of the net proceeds therefrom, we would have had approximately $         billion of indebtedness outstanding. In addition, as of March 31, 2015, after giving effect to (i) the closing of the Regency merger; (ii) the Sunoco LP Notes Offering and (iii) the Regency Notes Redemption, our subsidiaries, including ETP, Regency, Sunoco Logistics and Sunoco LP, would have had approximately $27.7 billion of principal amount of indebtedness, as well as other significant liabilities. We and our subsidiaries may incur substantial additional indebtedness in the future, including pursuant to our revolving credit facility, term loan facilities and the indenture governing the notes and our existing senior notes. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our partnership to unsecured creditors to the extent our collateral is either released or inadequate to satisfy the claims of the holders of the notes. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Notes” and “Description of Other Indebtedness.”

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A breach of any covenant in the indenture governing the notes and our existing senior notes, the credit agreements governing our revolving credit facility and term loan facilities and any other debt that we may have outstanding from time to time could result in a default under that agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us. If our debt is in default for any reason, our business, financial condition and results of operations could be materially adversely affected. See “Description of Other Indebtedness.”

Your right to take enforcement action with respect to the liens securing the notes is limited, and you will receive the proceeds from such enforcement pro rata with the holders of our existing senior notes and the lenders under our revolving credit facility and term loan facilities.

The notes, our existing senior notes and the indebtedness and other obligations under our revolving credit facility and term loan facilities will be secured by liens on the same collateral. However, under the terms of the collateral agency agreement, the holders of the notes will not have any independent power to enforce any liens or to exercise any rights or powers arising under the security documents except through the administrative agents for the lenders under our revolving credit facility and term loan facilities and the collateral agent. The proceeds of any collection, sale, disposition or other realization of the collateral received in connection with the exercise of remedies (including distributions of any part of the collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be shared pro rata with the holders of our existing senior notes and the lenders under our revolving credit facility and term loan facilities. By investing in the notes, you will have deemed to have agreed to these restrictions. As a result of these restrictions, holders of the notes will have limited remedies and recourse against us in the event of a default.

There may not be sufficient collateral to pay all or any of the notes.

Our indebtedness and other obligations under our revolving credit facility and term loan facilities and our existing senior notes are, and the notes and certain other secured indebtedness that we may incur in the future will be, secured by a first-priority lien on substantially all of our and certain of our subsidiaries’ assets, subject to certain exceptions and permitted liens and subject to the terms of the collateral agency agreement. No fair market value appraisals of any collateral have been prepared in connection with this offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Although a public trading market exists for the portion of the collateral represented by the ETP common units, the market may not be sufficiently liquid for you to realize that value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends.

In addition, the collateral securing the notes will be subject to liens permitted under the terms of the indenture and the collateral agency agreement, whether arising on or after the date the notes were issued. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral securing the notes. The collateral securing the notes may be released in certain circumstances without a release of collateral securing other obligations if such obligations do not exceed a threshold level or qualify as permitted liens. In such an event, the holders of the notes would recover less in a bankruptcy, foreclosure, liquidation or similar proceeding than the holders of such other obligations to the extent of the value of the collateral securing such obligations. The indenture governing the notes will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values.

In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our senior secured debt obligations, including the notes, in full or at all. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our unsecured senior indebtedness and other obligations, including trade payables.

The collateral securing the notes may be diluted under certain circumstances.

The revolving credit facility and term loan facilities and the indenture governing our existing senior notes and the notes offered hereby will permit us to incur additional debt up to applicable maximum debt threshold amounts. Any additional debt secured by the collateral would dilute the value of the rights the holders of the notes have in the collateral.

Under certain circumstances, the collateral securing the notes may be released, and the notes will thereafter become unsecured.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically, without your consent, including:

•	if outstanding indebtedness is discharged or if liens on collateral securing obligations are released, then a release of the liens securing the notes will occur in accordance with the covenant described under “Description of Notes—Security for the Notes,” even though we continue to have obligations in an aggregate principal amount under our revolving credit facility and term loan facilities, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described in “Description of Notes”) not to exceed the greater of (x) $250.0 million and (y) 10% Net Tangible Assets (each term as defined in “Description of Notes”), or if such liens qualify as “Permitted Liens”; or

•	upon the consent of holders of at least two-thirds in principal amount of the notes then outstanding, in accordance with the covenant described under “Description of Notes—Amendments and Waivers.”

If the collateral securing the notes is released, the notes will rank effectively junior to any of our secured indebtedness to the extent of the collateral value of that secured indebtedness.

The collateral agency agreement limits the rights of holders of the notes with respect to the collateral, even during an event of default.

Under the terms of the collateral agency agreement, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and the release of the collateral from any lien, will be at the direction of the administrative agents under our revolving credit facility and term loan facilities. Neither the trustee nor the collateral agent, on behalf of the holders of notes, will have the ability to control or to direct such actions, even if an event of default under the notes has occurred. See “Description of Notes—Security for the Notes—Collateral Agency Agreement.” In addition, subject to limitations adversely affecting the equal and ratable treatment of the security interest of the trustee or imposing new material obligations on the trustee, the collateral agent is entitled, without the consent of holders of the notes or the trustee, to amend the terms of the security documents securing the notes and to release the liens of the secured parties on any part of the collateral in accordance with the terms of such agreement. The collateral so released will no longer secure obligations under the notes. See “Description of Notes—Security for the Notes—Collateral Agency Agreement” and “—Security for the Notes.”

Your interest in the collateral may be adversely affected by the failure to record or perfect security interests in certain collateral.

Applicable law requires that security interests in certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The liens on the collateral securing the notes may not be perfected if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, even though it may constitute an event of default under the indenture governing the notes, a third-party creditor could gain priority over one or more liens on the collateral securing the notes by recording an intervening lien or liens. Although the indenture will contain customary further assurances covenants, there can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the holders of the notes against third parties.

Our credit ratings may not reflect all the risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Bankruptcy laws may limit your ability to realize value from a sale of the collateral securing the notes.

The right of the collateral agent to foreclose upon and sell the collateral securing the notes upon the occurrence of an event of default under the indenture could be restricted under the United States Bankruptcy Code (the “Bankruptcy Code”) if a bankruptcy case is commenced by or against us before the collateral agent has repossessed and disposed of the collateral. Upon the commencement of a case for relief under Chapter 11 of the Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case or from disposing of security repossessed from the debtor without bankruptcy court approval. Furthermore, the Bankruptcy Code permits a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the amount of debt it secures.

In light of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of bankruptcy courts, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due under the notes, the holders of the notes would hold secured claims to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral. Any proceeds from the collection, sale, disposition or other realization of the collateral that is distributed as part of a bankruptcy will be shared pro rata with the holders of our existing senior notes and the lenders under our revolving credit facility and term loan facilities.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control triggering event because we may not have sufficient funds.

Further, we may be contractually restricted under the terms of our revolving credit facility, term loan facilities, the existing senior notes or other future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the agreements governing such indebtedness. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross-default under our revolving credit facility, term loan facilities and existing senior notes. Our revolving credit facility and term loan facilities provide that a change of control, as defined therein, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture governing the notes may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction.

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The notes are a new issue of securities for which there is no established public market. Although we have registered the offer and sale of the notes under the Securities Act of 1933, as amended (the “Securities Act”), we do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $         million from the sale of notes offered hereby, after deducting the underwriters’ discount and estimated offering expenses.

We intend to use the net proceeds from this offering to partially repay indebtedness outstanding under our term loan facilities and revolving credit facility and for general partnership purposes.

As of May 5, 2015, we had $1.4 billion outstanding under a term loan facility that matures on December 2, 2019 and $850 million outstanding under a term loan facility that matures on December 2, 2019. Interest on our $1.4 billion term loan facility is 3.25%, while interest on our $850 million term loan facility is 4.0%. We used borrowings under the term loans to repay borrowings under our revolving credit facility, to fund the cash consideration for the Bakken pipeline project and for general partnership purposes.

As of May 5, 2015, there was a balance of $965 million outstanding under our revolving credit facility. The weighted average interest rate on the total amount outstanding at May 5, 2015 was 2.18%. Our revolving credit facility matures on December 2, 2018. We used borrowings under our revolving credit facility to fund growth capital expenditures and other general partnership expenditures.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2015 on:

•	an actual basis; and

•	an as adjusted basis to give effect to (i) the closing of the Regency merger, (ii) the Sunoco LP Notes Offering; (iii) the Regency Notes Redemption and (iv) this offering and the application of the net proceeds therefrom as described in “Use of Proceeds.”

The actual information in the table is derived from and should be read in conjunction with our historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement. The amounts in the table below are in millions.

	March 31, 2015
	Actual	As Adjusted
Cash and Cash Equivalents	$1,863	$1,974

Long-Term Debt:
Debt of ETE
Revolving Credit Facility(1)(2)	$925	$179
Term Loan Facility	1,400	1400
Term Loan C Facility	850	850
7.500% Senior Notes due 2020	1,187	1,187
5.875% Senior Notes due 2024	1,150	1,150
Notes offered hereby(2)	—	750
Debt of ETP
ETP Revolving Credit Facility(3)	$—	$2,586
ETP Senior Notes	12,094	12,094
ETP Junior Subordinated Notes	546	546
Transwestern Senior Notes	782	782
Sunoco Senior Notes	715	715
Panhandle Senior Notes	1,031	1,031
Panhandle Junior Subordinated Notes	54	54
Sunoco Logistics Credit Facilities(4)	385	385
Sunoco Logistics Senior Notes	3,975	3,975
Sunoco LP Credit Facility(5)	685	—
Sunoco LP Senior Notes	—	800
Debt of Regency
Revolving Credit Facility	$2,087	$—
Senior Notes	4,299	3,800
PVR Senior Notes	790	790
Other long-term debt	220	220
Unamortized premiums, net of discounts and fair value adjustments	252	252

Total Long-Term Debt(2)	$33,427	$33,546
Total Equity	$22,791	$22,791

Total Capitalization(2)	$56,218	$56,337

(1)	As of May 5, 2015, we had $965 million of indebtedness outstanding under our revolving credit facility, and we had $535 million of availability thereunder.
(2)	As Adjusted amounts assume an offering of $750 million principal amount of notes at par.

(3)	As of May 5, 2015, ETP had $1.66 billion of borrowings outstanding under its revolving credit facility and had $2.09 billion of availability thereunder.
(4)	As of May 5, 2015, Sunoco Logistics and its subsidiaries had an aggregate of $535 million of borrowings outstanding under its credit facilities and $1.97 billion of availability thereunder.
(5)	As of May 5, 2015, Sunoco LP had an aggregate of $692 million of borrowings outstanding under its credit facilities and $558 million of availability thereunder.

In addition to the amounts shown above, as of May 5, 2015, ETP’s unconsolidated joint ventures had an aggregate of $2.98 billion of indebtedness outstanding. In connection with the closing of the contribution of ETP’s propane operations to AmeriGas Partners, L.P. (“AmeriGas”) in January 2012, ETP agreed to provide contingent, residual support of $1.55 billion of senior notes issued by AmeriGas and certain of its affiliates with maturities through 2022. Similarly, in connection with the closing of Sunoco LP’s acquisition of a 31.58% membership interest in Sunoco, LLC from ETP Retail Holdings, LLC, a wholly owned subsidiary of ETP (“ETP Retail”), in April 2015, ETP Retail agreed to provide a guarantee of collection (on a non-recourse basis) on $800 million of senior notes issued by Sunoco LP and its subsidiary with maturity in 2023. Please read “Description of Other Indebtedness.”

DESCRIPTION OF OTHER INDEBTEDNESS

Energy Transfer Equity, L.P.

Our consolidated indebtedness as of March 31, 2015 included our $1.4 billion term loan facility maturing on December 2, 2019, our $850 million term loan C facility, our $1.5 billion revolving credit facility available through December 2018, $1.187 billion in principal amount of our 2020 Notes and $1.150 billion of our 2024 Notes. In addition, our subsidiaries, including ETP, Regency, Sunoco Logistics and Sunoco LP, had the outstanding indebtedness described below.

The failure by us and our subsidiaries to comply with the various restrictive and affirmative covenants of our respective debt agreements could require us and our subsidiaries to repay outstanding debt prior to its maturity and could negatively affect our and our subsidiaries’ ability to incur additional debt. Several of our and our subsidiaries’ debt agreements require us and our subsidiaries to measure certain financial tests and covenants quarterly and, as of March 31, 2015, we and our subsidiaries were in compliance with all of the covenants, including the financial requirements, tests, limitations and covenants related to financial ratios, under our respective existing debt agreements.

Term Loan Facilities

On December 2, 2013, we entered into a five-year senior secured term loan credit facility in an initial aggregate amount of $1.0 billion. On April 16, 2014, we amended our senior secured term loan facility to increase the aggregate principal amount to $1.4 billion. We used the proceeds from this $400 million increase to repay borrowings under our revolving credit facility and for general partnership purposes.

On March 5, 2015, we entered into a five-year $850 million senior secured term loan C facility. We used the proceeds from this facility to fund the cash consideration for the Bakken pipeline project, to repay borrowings under our revolving credit facility and for general partnership purposes.

Our term loan facilities are secured on a first-priority, equal and ratable basis with our obligations under the revolving credit facility and the existing senior notes, by a lien on substantially all tangible and intangible assets of ETE and certain of its subsidiaries, including (i) approximately 23.6 million ETP common units; (ii) approximately 81.0 million ETP Class H Units and 100 ETP Class I Units; and (iii) ETE’s 100% equity interest in ETP LLC and ETP GP, through which ETE indirectly holds all of the outstanding general partnership interests in ETP and 100% of the outstanding IDRs in ETP.

Our term loan facilities contain customary covenants (in each case, subject to permitted exceptions) including, among others, the following:

•	a prohibition against incurring debt;

•	a restriction on creating liens on our assets and the assets of our subsidiaries;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates or change of principal business;

•	a requirement that we maintain a ratio of consolidated funded debt to EBITDA (as defined in our term loan facilities) of not more than 6.0 to 1.0 (which ratio may be increased at our election to 7.0 to 1.0 in connection with certain specified acquisitions); and

•	a ratio of consolidated EBITDA to interest expense of at least 1.5 to 1.0.

Our term loan facilities contain customary events of default, including our failure to comply with the financial ratios described above, which would permit the lenders to accelerate the debt if not cured within applicable grace periods. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments of each term loan may require the applicable administrative agent to declare all amounts outstanding thereunder to be immediately due and payable, which would materially and adversely affect our financial condition and liquidity.

Revolving Credit Facility

On December 2, 2013, we entered into a senior secured revolving credit facility in an initial aggregate amount of $600 million. In February 2014 and May 2014, we increased the capacity on the revolving credit facility to $1.2 billion, and in February 2015, we increased the capacity on the revolving credit facility to $1.5 billion.

Our revolving credit facility is secured on a first-priority, equal and ratable basis with our obligations under the term loan credit facilities and the existing senior notes, by a lien on substantially all tangible and intangible assets of ETE and certain of its subsidiaries, including (i) approximately 23.6 million ETP common units; (ii) approximately 81.0 million ETP Class H units and 100 ETP Class I Units, which are held through our ownership interests in ETE Common Holdings Member and ETE Common Holdings; and (iii) ETE’s 100% equity interest in ETP LLC and ETP GP, through which ETE indirectly holds all of the outstanding general partnership interests in ETP and 100% of the outstanding IDRs in ETP.

Our revolving credit facility contains customary covenants (in each case, subject to permitted exceptions) including, among others, the following:

•	a prohibition against incurring debt;

•	a restriction on creating liens on our assets and the assets of our subsidiaries;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates or change of principal business;

•	a requirement that we maintain a ratio of consolidated funded debt to EBITDA (as defined in our revolving credit facility) of not more than 6.0 to 1.0 (which ratio may be increased at our election to 7.0 to 1.0 in connection with certain specified acquisitions); and

•	a ratio of consolidated EBITDA to interest expense of at least 1.5 to 1.0.

Our revolving credit facility contains customary events of default, including our failure to comply with the financial ratios described above, which would permit the lenders to accelerate the debt if not cured within applicable grace periods. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require the administrative agent to declare all amounts outstanding under our revolving credit facility to be immediately due and payable, which would materially and adversely affect our financial condition and liquidity.

Senior Notes

The existing senior notes represent our senior obligations and rank equally with all of our other existing and future senior indebtedness and senior to any of our future subordinated indebtedness. Our obligations under our existing senior notes are secured on a first-priority, equal and ratable basis with our obligations under our term loan facilities and revolving credit facility, by a lien on substantially all assets that from time to time secure our obligations under those facilities. The existing senior notes are not guaranteed by any of our subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

The indenture governing our existing senior notes includes covenants that limit (subject to certain exceptions) our ability to incur liens, engage in affiliate transactions and enter into sale-leaseback transactions.

Energy Transfer Partners, L.P.

ETP’s indebtedness as of March 31, 2015 (not including debt of its subsidiaries) consisted of (i) a revolving credit facility that allows for borrowings of up to $3.75 billion available through November 18, 2019, unless extended, (ii) floating rate junior subordinated notes due 2066, which we refer to as the ETP junior subordinated notes, and (iii) the following series of senior notes, which we refer to collectively as the ETP senior notes:

•	$400 million in principal amount of 6.125% Senior Notes due 2017;

•	$600 million in principal amount of 6.700% Senior Notes due 2018;

•	$400 million in principal amount of 9.700% Senior Notes due 2019;

•	$450 million in principal amount of 9.000% Senior Notes due 2019;

•	$700 million in principal amount of 4.150% Senior Notes due 2020;

•	$800 million in principal amount of 4.650% Senior Notes due 2021;

•	$1 billion in principal amount of 5.200% Senior Notes due 2022;

•	$800 million in principal amount of 3.600% Senior Notes due 2023;

•	$350 million in principal amount of 4.900% Senior Notes due 2024;

•	$277.5 million in principal amount of 7.600% Senior Notes due 2024;

•	$1.0 billion in principal amount of 4.050% Senior Notes due 2025;

•	$266.7 million in principal amount of 8.250% Senior Notes due 2029;

•	$500 million in principal amount of 4.900% Senior Notes due 2035;

•	$400 million in principal amount of 6.625% Senior Notes due 2036;

•	$550 million in principal amount of 7.500% Senior Notes due 2038;

•	$700 million in principal amount of 6.050% Senior Notes due 2041;

•	$1 billion in principal amount of 6.500% Senior Notes due 2042;

•	$450 million in principal amount of 5.150% Senior Notes due 2043;

•	$450 million in principal amount of 5.950% Senior Notes due 2043; and

•	$1 billion in principal amount of 5.150% Senior Notes due 2045.

In addition to the above indebtedness, ETP is a co-obligor of the following outstanding senior notes and debentures of Sunoco, which we refer to collectively as the Sunoco senior notes:

•	$400 million in principal amount of 5.75% Senior Notes due 2017; and

•	$65 million in principal amount of 9.00% Debentures due 2024.

ETP’s other subsidiaries, Transwestern, Panhandle, Regency, Sunoco Logistics (through its subsidiaries, Sunoco Logistics Partners Operations L.P., or Sunoco Operations, and Sunoco Marketing) and Sunoco LP, also have outstanding debt as described below.

The failure by ETP and its subsidiaries to comply with the various restrictive and affirmative covenants of their respective debt agreements could require ETP and its subsidiaries to repay outstanding debt prior to its maturity and could negatively affect ETP and its subsidiaries’ ability to incur additional debt. Several of ETP’s and its subsidiaries’ debt agreements require ETP and its subsidiaries to measure certain financial tests and covenants quarterly and, as of March 31, 2015, ETP and its subsidiaries were in compliance with all of the covenants, including the financial requirements, tests, limitations, and covenants related to financial ratios, under their respective existing debt agreements.

Revolving Credit Facility

On October 27, 2011, ETP amended and restated its credit facility with Wells Fargo Bank, National Association, as administrative agent, swingline lender and an LC issuer, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as joint lead arrangers and joint book managers, and certain other agents and lenders. The credit facility provides for $3.75 billion of revolving credit capacity. On November 19, 2013, ETP amended its credit facility to (a) extend the maturity date of the credit agreement for one additional year to October 27, 2017, (b) remove the restriction prohibiting unrestricted subsidiaries from owning debt or equity interests of ETP or any restricted Subsidiaries of ETP, (c) amend the covenant limiting fundamental changes to remove the restrictions on mergers or other consolidations of restricted subsidiaries of ETP and to permit the ETP to merge with another person and not be the surviving entity provided certain requirements are met and (d) amend certain other provisions of the credit agreement as more specifically set forth in the amendment.

Amounts borrowed under the credit facility bear interest at a rate based on either a LIBOR rate or a base rate, at ETP’s option, plus an applicable margin. The applicable margin and applicable rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to ETP’s senior, unsecured, non-credit enhanced long-term debt. The applicable margin for LIBOR rate loans ranges from 1.125% to 1.750% and the applicable margin for base rate loans ranges from 0.125% to 0.750%. The credit facility has a swingline loan option of which borrowings and aggregate principal amounts shall not exceed the lesser of (i) the aggregate commitments ($3.75 billion) less the sum of all outstanding revolving credit loans and the letter of credit obligation and (ii) the swingline commitment. The aggregate amount of swingline loans in any borrowing shall not be subject to a minimum amount or increment. ETP may prepay the indebtedness under the credit facility at any time at ETP’s option without penalty (other than Eurodollar loan breakage costs, if any). The commitment fee payable on the unused portion of the credit facility varies based on ETP’s credit rating and ranges from 0.150% to 0.275%. Currently, the applicable rate for commitment fees is 0.20%.

The credit agreement relating to the facility contains covenants that limit (subject to certain exceptions) ETP and certain of its subsidiaries ability to, among other things, incur indebtedness; grant liens; dispose of assets; make certain investments; make distributions during certain defaults and during any event of default; engage in business substantially different in nature than the business currently conducted by ETP and its subsidiaries; engage in transactions with affiliates; enter into restrictive agreements; and enter into speculative hedging contracts.

The credit agreement also contains a financial covenant that provides that on each date ETP makes a distribution, the leverage ratio, as defined in the credit agreement, may not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period, as defined in the credit agreement.

As of March 31, 2015, ETP had no outstanding borrowings under its credit facility. The indebtedness under the credit facility is unsecured and not guaranteed by any of ETP’s subsidiaries. The indebtedness under the credit facility is and will be pari passu with ETP’s other current and future unsecured debt.

Senior Notes and Sunoco Senior Notes

ETP’s senior notes and the Sunoco senior notes represent ETP’s senior unsecured obligations and rank equally with all of ETP’s other existing and future unsecured and unsubordinated indebtedness. The ETP senior notes and the Sunoco senior notes are not guaranteed by any of ETP’s subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of ETP’s existing and future subsidiaries.

Each series of existing senior notes (other than the 4.150% Senior Notes due 2020, 4.650% Senior Notes due 2021, 5.200% Senior Notes due 2022, 3.600% Senior Notes due 2023, 4.900% Senior Notes due 2024, 7.600% Senior Notes due 2024, 4.050% Senior Notes due 2025, 8.250% Senior Notes due 2029, 4.900% Senior Notes due 2035, 6.050% Senior Notes due 2041, 6.500% Senior Notes due 2042, 5.150% Senior Notes due 2043, 5.950% Senior Notes due 2043) and 5.150% Senior Notes due 2045 is redeemable, in whole or in part, at any time at our option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. Each of the 4.650% Senior Notes due 2021, 5.200% Senior Notes due 2022, 3.600% Senior Notes due 2023, 6.050% Senior Notes due 2041, 6.500% Senior Notes due 2042, 5.150% Senior Notes due 2043 and 5.950% Senior Notes due 2043 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is six months prior to maturity or (ii) at par if the redemption occurs on or after the date that is six months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. Each of the 4.900% Senior Notes due 2024, 7.600% Senior Notes due 2024 and 8.250% Senior Notes due 2029 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is three months prior to maturity or (ii) at par if the redemption occurs on or after the date that is three months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. The 4.150% Senior Notes due 2020 are redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before August 1, 2020 (two months prior to maturity) or (ii) at par if the redemption occurs on or after August 1, 2020, in each case plus accrued and unpaid interest, if any, to the redemption date. Each of the 4.050% Senior Notes due 2025, 4.900% Senior Notes due 2035 and 5.150% Senior Notes due 2045, is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is three months prior to maturity or (ii) at par if the redemption occurs on or after the date that is three months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date.

The Sunoco senior notes (other than the 9.00% Debentures due 2024) are redeemable, in whole or in part, at any time at ETP’s and Sunoco’s option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. The 9.00% Debentures due 2024 are not redeemable prior to maturity. Interest on the ETP senior notes and the Sunoco senior notes is payable semi-annually.

The ETP senior notes and the Sunoco senior notes were issued under indentures containing covenants that restrict ETP’s (and, with respect to the Sunoco senior notes, ETP’s and Sunoco’s) ability to, subject to certain exceptions, incur debt secured by liens; engage in sale and leaseback transactions; and merge or consolidate with another entity or sell substantially all of ETP’s assets.

Junior Subordinated Notes

ETP’s junior subordinated notes, which mature on November 1, 2066, are unsecured and rank junior and are subordinated, to the extent and in the manner set forth in the indenture governing such notes, in right of payment and upon liquidation to the prior payment in full of all of ETP’s senior indebtedness.

Interest on the junior subordinated notes accrues from June 24, 2013, at a floating rate calculated as three-month LIBOR for the related interest period plus 3.0175% per annum, reset quarterly, and ETP pays interest quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. Interest on the junior subordinated notes compounds on the outstanding principal balance and any accrued and unpaid interest. So long as no event of default with respect to the junior subordinated notes is continuing, ETP may elect to defer interest payments on the junior subordinated notes for a period of up to 10 consecutive years (but not beyond the maturity date or redemption date of the notes). During any such deferral period interest will continue to accrue on the junior subordinated notes at the applicable floating rate.

ETP has the option to redeem the junior subordinated notes in whole or in part and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

During any period in which interest payments are being deferred, ETP may not declare or pay dividends on, or redeem, purchase, or acquire, any of ETP’s partnership securities, make certain interest or principal payments or make certain guarantee payments with respect to ETP’s indebtedness or guarantees ranking junior to or pari passu with the junior subordinated notes. The indenture governing the junior subordinated notes does not restrict ETP’s or its subsidiaries from incurring additional indebtedness, creating liens on ETP’s property for any purpose or paying distributions on ETP’s equity interests or purchasing or redeeming ETP’s equity interests (except as described in the previous sentence), nor does it require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require ETP to repurchase or redeem or otherwise modify the terms of the junior subordinated notes upon a change in control or other events involving ETP. Events of default under the indenture include (i) non-payment of principal when due, (ii) non-payment of interest within 30 days after such interest is due (other than permitted interest deferrals), or (iii) certain events of bankruptcy, insolvency or reorganization. With respect to the junior subordinated notes, a failure to comply with the other covenants under the indenture does not constitute an event of default. Upon the occurrence of an event of default under the indenture, the trustee or the holders of at least 25% of the principal amount of the junior subordinated notes will have the right to declare the principal amount of the notes, and any accrued interest, immediately due and payable.

Transwestern Debt

As of March 31, 2015, Transwestern had the following outstanding series of unsecured notes, which we refer to collectively as the Transwestern notes:

•	$125 million in principal amount of 5.54% Senior Notes due 2016;

•	$82 million in principal amount of 5.64% Senior Notes due 2017;

•	$175 million in principal amount of 5.36% Senior Notes due 2020;

•	$150 million in principal amount of 5.89% Senior Notes due 2022;

•	$175 million in principal amount of 5.66% Senior Notes due 2024; and

•	$75 million in principal amount of 6.16% Senior Notes due 2037.

No principal payments are required with respect to the Transwestern notes (except at maturity); however, Transwestern is required to make an offer to purchase all of the Transwestern notes upon a change of control of Transwestern, as defined in the indentures governing the Transwestern notes. Transwestern may prepay the Transwestern notes at any time subject to the payment of specified make-whole premiums. Interest is payable semi-annually on the Transwestern notes. The Transwestern notes rank pari passu with Transwestern’s other unsecured debt. The indentures governing the Transwestern notes contain provisions that, subject to certain exceptions, limit the amount of Transwestern’s debt, restrict its sale of assets and payment of dividends and require it to maintain certain debt to capitalization ratios.

Panhandle Debt

In connection with its merger with Southern Union Company (“Southern Union”), Panhandle assumed the following senior and junior subordinated notes, which remained outstanding as of March 31, 2015:

•	$82.3 million in principal amount of 7.60% Senior Notes due 2024;

•	$33.3 million in principal amount of 8.25% Senior Notes due 2029; and

•	$54 million in principal amount of Floating Rate Junior Subordinated Notes due 2066.

The senior notes represent Panhandle’s senior unsecured obligations and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. The senior notes are not guaranteed by any of Panhandle’s subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of its existing and future subsidiaries. The senior notes are not redeemable prior to their respective maturity dates. In June 2013, Southern Union entered into a supplemental indenture to the indenture governing each series of senior notes to remove substantially all of the restrictive covenants and certain events of default contained therein and to modify certain other provisions.

Panhandle’s obligations under the junior notes are subordinated and junior in right of payment to all of its other indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the junior notes. The holders of junior notes generally have a junior position in right of payment to claims of creditors of Panhandle’s subsidiaries and joint ventures. Subject to Panhandle’s right to defer interest payments on the junior notes on one or more occasions for up to 10 consecutive years, interest on the junior notes is payable quarterly. Beginning on November 1, 2011, the interest rate is a floating rate based on three-month LIBOR plus 301.75 basis points, and is reset quarterly. Any deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the junior notes, to the extent permitted by law. Panhandle may redeem the junior notes, in whole or in part, at any time at par, plus accrued and unpaid interest, if any, to the redemption date. In June 2013, Southern Union entered into a supplemental indenture to the indenture governing the junior notes to remove substantially all of the restrictive covenants and certain events of default contained therein and to modify certain other provisions.

In addition to the senior and junior subordinated notes described above, as of March 31, 2015, Panhandle had outstanding the following series of senior notes:

•	$300 million in principal amount of 6.20% Senior Notes due 2017;

•	$400 million in principal amount of 7.00% Senior Notes due 2018;

•	$150 million in principal amount of 8.125% Senior Notes due 2019; and

•	$66 million in principal amount of 7.00% Senior Notes due 2029.

These senior notes represent Panhandle’s senior unsecured obligations and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. Panhandle’s existing senior notes are not guaranteed by any of its subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of its existing and future subsidiaries. Each series of Panhandle’s senior notes is redeemable in whole or in part, at the option of Panhandle at any time, at a price of 100% of their principal amount plus a make-whole premium and accrued and unpaid interest to the redemption date. The indenture governing Panhandle’s senior notes contains various covenants that limit, subject to certain exceptions, Panhandle’s and its subsidiaries’ ability to, among other things, incur additional indebtedness; pay distributions on, or repurchase or redeem Panhandle’s equity interests (excluding distributions or redemptions made so long as no event of default has occurred and is continuing and Panhandle is in compliance with its fixed charge coverage ratio covenant and leverage ratio covenant in the indenture); incur liens; enter into sale and leaseback transactions; enter into certain types of affiliates transactions and dispose of assets.

Sunoco Logistics Debt

As of March 31, 2015, Sunoco Logistics’ indebtedness consisted of an unsecured credit facility of its wholly owned subsidiary, Sunoco Operations, maturing in March 2020 that allows for borrowings up to $2.5 billion (the “Sunoco Logistics credit facility”), and the following series of senior notes of Sunoco Operations:

•	$175 million in principal amount of 6.125% Senior Notes due 2016;

•	$250 million in principal amount of 5.50% Senior Notes due 2020;

•	$300 million in principal amount of 4.65% Senior Notes due 2022;

•	$350 million in principal amount of 3.45% Senior Notes due 2023;

•	$500 million in principal amount of 4.250% Senior Notes due 2024;

•	$250 million in principal amount of 6.85% Senior Notes due 2040;

•	$300 million in principal amount of 6.10% Senior Notes due 2042;

•	$350 million in principal amount of 4.95% Senior Notes due 2043;

•	$700 million in principal amount of 5.300% Senior Notes due 2044; and

•	$800 million in principal amount of 5.350% Senior Notes due 2045.

Revolving Credit Facility

On March 20, 2015, Sunoco Operations amended and restated its existing $1.5 billion unsecured revolving credit agreement, which was entered into on November 19, 2013. The amended and restated credit facility (the “Sunoco Logistics credit facility”) is a $2.5 billion unsecured revolving credit agreement by and among: Sunoco Operations, as borrower; Sunoco Logistics, as Guarantor; Citibank, N.A., as administrative agent; Barclays Bank PLC, Mizuho Bank, Ltd., PNC Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., TD Bank, N.A. and Wells Fargo Bank, National Association, as documentation agents; and the other lenders party thereto. The Sunoco Logistics credit facility includes an “accordion” feature, under which the total aggregate commitment may be extended to $3.25 billion under certain conditions, including each increasing lender’s consent. The obligations of Sunoco Operations under the Sunoco Logistics credit facility are guaranteed by Sunoco Logistics. Amounts borrowed under the Sunoco Logistics credit facility bear interest at a rate based on either a LIBOR rate or a base rate, at Sunoco Operation’s option, plus an applicable rate. The applicable rate used in connection with the interest rates and facility fees, respectively, are based on the credit ratings assigned to Sunoco Logistics’ non-credit enhanced, senior unsecured long-term debt. The applicable rate for LIBOR rate loans ranges from 0.900% to 1.450% and the applicable rate for base rate loans ranges from 0% to 0.450%. The applicable rate for the facility fee payable on the unused portion of the Sunoco Logistics credit facility ranges from 0.100% to 0.300%. Sunoco Operations may prepay the indebtedness under the Sunoco Logistics credit facility at any time at its option without premium or penalty (other than Eurodollar loan breakage costs, if any).

The Sunoco Logistics credit facility contains various covenants, including limitations on the creation of indebtedness and liens, and other covenants related to the operation and conduct of business of Sunoco Logistics. The Sunoco Logistics credit facility also limits Sunoco Logistics, on a rolling four-quarter basis, to a maximum total consolidated debt to consolidated Adjusted EBITDA ratio, as defined in the credit agreement, of 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period.

As of March 31, 2015, there were $350 million of outstanding borrowings and no letters of credit issued under the Sunoco Logistics credit facility.

Senior Notes

Sunoco Operations’ obligations under its senior notes are guaranteed by Sunoco Logistics. The Sunoco Operations’ senior notes represent Sunoco Operations’ senior unsecured obligations and rank equally in right of payment with all of its existing and future unsecured and unsubordinated indebtedness, including debt under the Sunoco Logistics credit facility. Sunoco Logistics’ guarantee of the senior notes ranks equally in right of payment with its existing and future unsecured and unsubordinated indebtedness, including its guarantee of debt under the Sunoco Logistics credit facility. Each series of Sunoco Operations’ senior notes (other than the 3.45% Senior Notes due 2023, the 4.250% Senior Notes due 2024, the 4.95% Senior Notes due 2043, the 5.300% Senior Notes due 2044 and the 5.350% Senior Notes due 2045) is redeemable, in whole or in part, at any time at Sunoco Operations’ option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. Each of the 3.45% Senior Notes due 2023, the 4.95% Senior Notes due 2043, the 5.300% Senior Notes due 2044 and the 5.350% Senior Notes due 2045 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is six months prior to maturity or (ii) at par if the redemption occurs on or after the date that is six months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. The 4.250% Senior Notes due 2024 are redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before January 1, 2024 (three months prior to maturity) or (ii) at par if the redemption occurs on or after January 1, 2024, in each case plus accrued and unpaid interest, if any, to the redemption date. The senior notes were issued under an indenture containing covenants that limit, subject to certain exceptions, the ability of Sunoco Operations and its subsidiaries to create liens and engage in sale and leaseback transactions; and merger or consolidate with another entity or sell substantially all of their assets.

Sunoco LP Debt

Revolving Credit Facility

On September 25, 2014, Sunoco LP entered into a $1.25 billion revolving credit agreement (the “SUN credit facility”) with Bank of America, N.A., as administrative agent, collateral agent, swingline lender and an LC Issuer, and certain other lenders. The SUN credit facility matures in September 2019 and provides for $1.5 billion of revolving credit capacity that is expandable to $1.7 billion under certain circumstances.

Borrowings under the SUN credit facility bear interest at a rate based on either a LIBOR rate or a base rate, in each case plus an applicable margin ranging from 1.50% to 2.50%, in the case of a LIBOR loan, or from 0.50% to 1.50%, in the case of a base rate loan, which are determined with reference to Sunoco LP’s leverage ratio (as defined in the credit agreement). Upon the first achievement by Sunoco LP of an investment grade credit rating (determined with reference to the credit rating for Sunoco LP’s senior, unsecured, non- credit enhanced long-term debt), the applicable margin will decrease to a range of 1.125% to 2.0%, in the case of a LIBOR loan, or from 0.125% to 1.00%, in the case of a base rate loan. Interest is payable quarterly if the base rate applies, at the end of the applicable interest period if LIBOR applies and at the end of the month if daily floating LIBOR applies. In addition, the unused portion of the SUN credit facility is subject to a commitment fee ranging from 0.250% to 0.350%, based on Sunoco LP’s leverage ratio. Upon the first achievement by Sunoco LP of an investment grade credit rating, the commitment fee will decrease to a range of 0.125% to 0.275%, based on Sunoco LP’s credit rating as described above.

The SUN credit facility requires that Sunoco LP maintain a leverage ratio of not more than 5.50 to 1.00. The maximum leverage ratio is subject to upwards adjustment of not more than 6.00 to 1.00 for a period not to exceed three fiscal quarters in the event Sunoco LP engages in certain acquisitions. Effective October 7, 2014 in connection with the acquisition of Mid-Atlantic Convenience Stores, LLC, or MACS, Sunoco LP entered into a specified acquisition period (as defined in the credit agreement), in which the leverage ratio compliance requirements were adjusted upward. Indebtedness under the credit facility is secured by a security interest in, among other things, all of Sunoco LP’s present and future personal property and all of the present and future personal property of its guarantors, the capital stock of its material subsidiaries (or 66% of the capital stock of material foreign subsidiaries), and any intercompany debt. Upon the first achievement by Sunoco LP of an investment grade credit rating, all security interests securing the SUN credit facility will be released.

As of March 31, 2015, the balance on the SUN credit facility was $685 million, and $12 million in standby letters of credit were outstanding. The unused availability on the SUN credit facility at March 31, 2015 was $553 million. Sunoco LP was in compliance with all financial covenants at March 31, 2015.

Senior Notes

In April 2015, Sunoco LP issued $800 million in principal amount of 6.375% Senior Notes due 2023. The senior notes represent Sunoco LP’s senior unsecured obligations and rank equally in right of payment with all of its existing and future senior obligations. The senior notes are guaranteed on a senior basis by all of Sunoco LP’s subsidiaries that guarantee its revolving credit facility and certain of its future subsidiaries. Sunoco LP may redeem some or all of the senior notes at any time on or after April 1, 2018. Prior to such time, Sunoco LP may redeem some or all of the senior notes at a redemption price equal to 100% of the aggregate principal amount of the senior notes redeemed, plus the “applicable premium” and accrued and unpaid interest, if any, to but not including, the redemption date. In addition, before April 1, 2018, Sunoco LP may redeem up to 35% of the aggregate principal amount of the senior notes with an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price.

Unconsolidated Joint Ventures

ETP’s unconsolidated joint ventures, Fayetteville Express Pipeline LLC (“FEP”), Citrus, LLC (“Citrus”) and Florida Gas Transmission Company, LLC (“FGT”), are parties to certain debt agreements as described below.

FEP

On July 8, 2013, FEP entered into a $600 million term loan agreement that matures on July 8, 2016. FEP may agree with one or more of the lenders to extend the maturity date with respect to such lender’s commitment for an additional period, with such economic terms as agreed with such lender, by providing written notice to the administrative agent of the proposed extension. Amounts borrowed under the term loan bear interest at a rate based on either a LIBOR rate or a base rate, at FEP’s option, plus an applicable margin. As of March 31, 2015, the balance of the term loan was $600 million with an effective interest rate of 1.8%.

Citrus

Revolving Credit Facility. Citrus entered into a $200 million revolving credit facility on June 29, 2012. Borrowings under the revolving credit facility bear interest at LIBOR or a base rate, at Citrus’ option, plus an applicable margin based on FGT’s long-term senior unsecured non-credit enhanced debt rating. Citrus’ obligations under the revolving credit facility are guaranteed by FGT. The revolving credit facility matures on November 2, 2015, subject to Citrus’ right to extend the maturity date by one year (which right may not be exercised more than twice). As of March 31, 2015, there were $150 million of borrowings outstanding under such facility with a weighted average interest rate of 1.60%.

Construction Term Loan. Citrus entered into a $500 million construction term loan with Pipeline Funding Company, LLC on February 5, 2008 in order to finance the construction of certain expansion projects on FGT’s pipelines. The term loan matures on October 8, 2029, and borrowings under the loan bear interest at the Treasury rate plus an applicable margin. As of March 31, 2015, the balance of the term loan was $500 million, with an effective interest rate of 9.4%.

FGT

Revolving Credit Facility. FGT entered into a $200 million credit agreement on June 29, 2012. Borrowings under the revolving credit facility bear interest at LIBOR or a base rate, at FGT’s option, plus an applicable margin based on FGT’s long-term senior unsecured non-credit enhanced debt rating. Additionally, FGT may request letters of credit under the facility not exceeding $50 million. The revolving credit facility matures on November 2, 2015, subject to FGT’s right to extend the maturity date by one year (which right may not be exercised more than twice). As of March 31, 2015, there were no borrowings outstanding under the revolving credit facility.

Senior Notes. FGT has outstanding $1.8 billion in aggregate principal amount of senior notes, consisting of the following:

•	$350 million in principal amount of 4.00% Senior Notes due 2015;

•	$600 million in principal amount of 7.90% Senior Notes due 2019;

•	$500 million in principal amount of 5.45% Senior Notes due 2020;

•	$300 million in principal amount of 3.875% Senior Notes due 2022; and

•	$75 million in principal amount of 9.19% Senior Notes due 2024.

The senior notes are FGT’s senior, unsecured general obligations, and the indentures under which such notes were issued contain customary terms, events of default and covenants.

Regency Energy Partners LP

Regency’s indebtedness as of March 31, 2015 consisted of (i) a revolving credit facility of its wholly-owned subsidiary, Regency Gas Services LP (“Regency Gas”), that allows for borrowings of up to $2.5 billion, with $100 million of availability for letters of credit and a $500 million uncommitted incremental facility, available through May 21, 2018 (the “Regency credit facility”), and (ii) the following series of senior notes (collectively, the “Regency senior notes”):

•	$400 million in principal amount of 5.75% Senior Notes due 2020 (the “Regency 2020 Notes”);

•	$500 million in principal amount of 6 1⁄2% Senior Notes due 2021 (the “Regency 2021 Notes”);

•	$900 million in principal amount of 5 7⁄8% Senior Notes due 2022 (the “Regency 2022 Notes”);

•	$700 million in principal amount of 5 1⁄2% Senior Notes due 2023 (the “Regency 5 1⁄2% 2023 Notes”);

•	$600 million in principal amount of 4 1⁄2% Senior Notes due 2023 (the “Regency 4 1⁄2% 2023 Notes”);

•	$390 million, after partial redemption, in principal amount of 8.375% Senior Notes due 2020 (the “PVR 2020 Notes”);

•	$400 million in principal amount of 6.5% Senior Notes due 2021 (the “PVR 2021 Notes”);

•	$499 million in principal amount of 8.375% Senior Notes due 2019 (the “2019 Notes”); and

•	$700 million in principal amount of 5.0% Senior Notes due 2022 (the “October 2022 Notes”).

In April 2015, in connection with the closing of the Regency merger, ETP or its subsidiary became a guarantor on all of the Regency senior notes and all outstanding borrowings under the Regency revolving credit facility were repaid.

Senior Notes

Each series of Regency senior notes is guaranteed by certain of Regency’s subsidiaries. The indentures governing the Regency senior notes contain various covenants that limit, among other things, Regency’s ability, and the ability of certain of its subsidiaries, to incur additional indebtedness; pay distributions on, or repurchase or redeem Regency’s equity interests; make certain investments; incur liens; enter into certain types of transactions with affiliates; and sell assets or consolidate or merge with or into other companies.

If the Regency senior notes achieve investment grade ratings by both Moody’s Investors Service, Inc. and Standard & Poor’s (or, with respect to the Regency 2022 Notes, either Moody’s or Standard & Poor’s) and no default or event of default has occurred and is continuing, Regency will no longer be subject to many of the foregoing covenants. At March 31, 2015, Regency was in compliance with these covenants.

Unconsolidated Joint Venture Debt

As of March 31, 2015, Regency’s unconsolidated joint venture, HPC, had $455 million of borrowings outstanding under its revolving credit facility maturing on September 10, 2018, with a weighted average interest rate of 2.17%.

As of March 31, 2015, Regency’s other unconsolidated joint ventures had $450 million of outstanding indebtedness.

Contingent Support

In connection with the closing of the contribution of ETP’s propane operations in January 2012, ETP agreed to provide contingent, residual support of $1.55 billion of senior notes issued by AmeriGas and certain of its affiliates with maturities through 2022.

In connection with the contribution of interests in Sunoco LLC from ETP Retail to Sunoco LP, in April 2015, ETP Retail entered into a guarantee of collection with Sunoco LP and Sunoco Finance Corp., a wholly-owned subsidiary of Sunoco LP, pursuant to which ETP Retail has agreed to provide a guarantee of collection, but not of payment, to Sunoco LP on $800 million of senior notes issued by Sunoco LP with maturity in 2023.

DESCRIPTION OF NOTES

ETE will issue the notes as a new series of its debt securities described in the accompanying prospectus. The notes will be issued under an indenture dated as of September 20, 2010 , as supplemented by the seventh supplemental indenture establishing the notes to be dated as of the closing of this offering (collectively, the “indenture”), between itself and U.S. Bank National Association, as trustee (the “Trustee”). This description is a summary of the material provisions of the notes, the indenture and the Notes Collateral Documents (as defined below). The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the debt securities and the indenture contained in the accompanying prospectus under the caption “Description of Debt Securities.” This description does not restate those agreements and instruments in their entirety. You should refer to the notes and the indenture, forms of which are available as set forth below under “Where You Can Find More Information,” for a complete description of our obligations and your rights.

You can find the definitions of various terms used in this description under “—Definitions” below. In this description, the terms “ETE,” “we,” “us” and “our” refer only to Energy Transfer Equity, L.P. and not to any of its Subsidiaries or Affiliates. The registered holder of a note (each, a “Holder”) will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

General

The notes will:

•	be general senior obligations of ETE, ranking equally in right of payment with all other existing and future unsubordinated indebtedness of ETE;

•	rank senior in right of payment to all future subordinated indebtedness of ETE, if any;

•	be secured by a Lien on the Collateral to the extent described below under “—Security for the Notes”;

•	initially be issued in an aggregate principal amount of $ ;

•	mature on June , 2027;

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	bear interest at an annual rate of %; and

•	be redeemable at any time at our option at the redemption prices described below under “—Optional Redemption.”

The notes constitute a series of debt securities under the indenture. The indenture does not limit the amount of debt securities we may issue under the indenture from time to time in one or more series. We may in the future issue additional debt securities under the indenture in addition to the notes.

Interest

Interest on the notes will accrue at an annual rate of     % from and including                     , 2015. We will pay interest on the notes in cash semi-annually in arrears on             and             of each year, beginning                     , 2015. We will make interest payments to the Holders of record at the close of business on             or             , as applicable, before the interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Methods of Receiving Payments on the Notes

If a Holder of notes has given wire transfer instructions to ETE, ETE will pay all principal, premium, if any, and interest on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar, unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Further Issuances

We may from time to time, without notice to or the consent of the Holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement and accompanying prospectus, except for the issue price, the issue date, the first date from which interest will accrue and, in some cases, the first interest payment date. Additional notes issued in this manner will form a single series with the previously issued and outstanding notes.

Paying Agent and Registrar

Initially, the Trustee will act as paying agent and registrar for the notes. We may change the paying agent or registrar for the notes without prior notice to the Holders of the notes, and we or any of the Restricted Subsidiaries may act as paying agent or registrar; provided, however, that we will be required to maintain at all times an office or agency in the Borough of Manhattan, The City of New York (which may be an office of the Trustee or an affiliate of the Trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve us of our obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.

The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes, and ETE may require a Holder to pay any taxes and fees required by law or permitted by the indenture. ETE will not be required to transfer or exchange any note (or portion of a note) selected for redemption. Also, ETE will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes initially will not be guaranteed by any of our Subsidiaries. However, if at any time following the Issue Date, any Subsidiary of ETE guarantees or becomes a co-obligor with respect to any obligations of ETE in respect of any Indebtedness, or if at any time following the Issue Date any Restricted Subsidiary of ETE otherwise incurs any Indebtedness (excluding, for the avoidance of doubt, any intercompany Indebtedness between ETE or any Subsidiary or Subsidiaries of ETE on the one hand and such Restricted Subsidiary on the other), then ETE will cause such Subsidiary or Restricted Subsidiary, as the case may be, to promptly execute and deliver to the Trustee a supplemental indenture to the indenture in a form satisfactory to the Trustee pursuant to which such Subsidiary or Restricted Subsidiary will guarantee all obligations of ETE with respect to the notes on the terms provided for in the indenture. The Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

The Subsidiary Guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its Subsidiary Guarantee:

•	automatically upon any direct or indirect sale, transfer or other disposition, whether by way of merger or otherwise, to any Person that is not an Affiliate of ETE, of (a) all of the Capital Stock representing ownership of such Subsidiary Guarantor or (b) all or substantially all the assets of such Subsidiary Guarantor;

•	(a) in the case of a Subsidiary Guarantor that is not a Restricted Subsidiary, following delivery by ETE to the Trustee of an officer’s certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness of ETE and (b) in the case of a Subsidiary Guarantor that is a Restricted Subsidiary, following delivery by ETE to the Trustee of an officer’s certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness; or

•	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the caption “—Defeasance and Discharge.”

If at any time following any release of a Subsidiary (that is not a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to the second bullet point in the preceding paragraph, such Subsidiary again guarantees or becomes a co-obligor with respect to any obligations of ETE in respect of any Indebtedness of ETE, then ETE will cause such Subsidiary to again become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the indenture in a form satisfactory to the Trustee and thus guarantee the notes and all other obligations of ETE under the indenture, in accordance with the terms of the indenture. If at any time following any release of a Subsidiary (that is a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to the second bullet point in the preceding paragraph, such Subsidiary again incurs any Indebtedness (excluding, for the avoidance of doubt, any intercompany Indebtedness between ETE or any Subsidiary of Subsidiaries of ETE on the one hand and such Restricted Subsidiary on the other), then ETE will cause such Subsidiary to again become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the indenture in a form satisfactory to the Trustee and thus guarantee the notes and all other obligations of ETE under the indenture, in accordance with the terms of the indenture.

Ranking

The notes will be senior obligations of ETE and will be secured on a first-priority basis by a Lien on the Collateral, subject to certain liens permitted under the indenture, which Liens are intended to be pari passu with the Liens securing the Credit Agreements. The notes:

•	will rank senior in right of payment to all future obligations of ETE that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future senior obligations of ETE that are not so subordinated;

•	will be structurally subordinated to all liabilities and preferred equity of Subsidiaries of ETE that are not Subsidiary Guarantors; and

•	will be guaranteed by each Subsidiary of ETE that in the future is required to become a Subsidiary Guarantor.

Each Subsidiary Guarantee, if any, will be a senior obligation of the relevant Subsidiary Guarantor and will be secured on a first-priority basis by a Lien on the Collateral owned by such Subsidiary Guarantor, subject to certain liens permitted under the indenture, which Liens are intended to be pari passu with the Liens securing the Credit Agreements and will rank senior in right of payment to all future obligations of such Subsidiary Guarantor that are, by their terms, expressly subordinated in right of payment to such Subsidiary Guarantee and pari passu in right of payment with all existing and future senior obligations of such Subsidiary Guarantor that are not so subordinated.

The notes will be effectively subordinated to all existing and future obligations, including Indebtedness, of any Subsidiaries of ETE that do not guarantee the notes. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of ETE and the holders of ETE’s Indebtedness, including the notes. As of March 31, 2015, after giving effect to (i) the closing of the Regency merger; (ii) the Sunoco LP Notes Offering and (iii) the Regency Notes Redemption, ETE’s Subsidiaries would have had outstanding approximately $27.7 billion of indebtedness, all of which would rank effectively senior to the notes. Furthermore, the notes and each Subsidiary Guarantee will be effectively subordinated to any Indebtedness of ETE and the applicable Subsidiary Guarantor secured by liens permitted under the indenture to the extent of the value of the assets securing such Indebtedness.

Optional Redemption

Except pursuant to this section relating to optional redemption, or as described below under “—Covenants—Change of Control,” the notes will not be redeemable at our option.

The notes will be redeemable, at our option, at any time prior to March     , 2027 (which is the date that is three months prior to the maturity date of the notes), in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

plus, in either case, accrued and unpaid interest, if any, to, but not including, the redemption date.

The actual redemption price, calculated as provided below, will be calculated and certified to the Trustee and us by the Independent Investment Banker.

We also have the option at any time on or after March     , 2027 (which is the date that is three months prior to the maturity date of the notes) to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Notes called for redemption become due on the redemption date. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each Holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. For purposes of determining the redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any redemption date, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or (b) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC and their successors or, if any such firm is not willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by ETE and reasonably acceptable to the Trustee.

“Reference Treasury Dealer” means (a) each of Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC and their respective successors, and (b) one other primary U.S. government securities dealer in the United States selected by ETE (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer or cease to be a U.S. government securities dealer, ETE will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis by lot or by such other manner as the Trustee shall deem fair and appropriate unless otherwise required by law or applicable stock exchange requirements. No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

Any redemption and notice of redemption may, at ETE’s discretion, be subject to the satisfaction of one or more conditions precedent.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose notes will be subject to redemption by ETE.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption, unless ETE defaults in making the redemption payment.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Security for the Notes

General

The Revolving Credit Agreement Obligations, the Term Loan Agreement Obligations and the Existing Note Obligations are secured on a first-priority basis with Liens on the Collateral. The notes will be secured to the same extent as such obligations are so secured until such time as the aggregate principal amount of all Indebtedness then outstanding under the Revolving Credit Agreement Obligations and the Term Loan Agreement Obligations secured by such Liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed the greater of (x) $250.0 million and (y) 10.0% of Net Tangible Assets; provided that the Liens securing obligations relating to the Existing Senior Notes have been released concurrently with the release of the Liens securing the notes. Upon any such release of the Collateral, the “—Limitations on Liens” covenant will continue to govern the incurrence of Liens by ETE and its Restricted Subsidiaries.

The Liens securing the notes are intended to be shared equally and ratably (subject to Permitted Liens) with the holders of other Senior Obligations, which include the Revolving Credit Agreement Obligations, the Term Loan Agreement Obligations, the Existing Note Obligations and any future Additional Senior Secured Debt Obligations. As of the Issue Date, ETE’s only Senior Obligations will be the Revolving Credit Agreement Obligations, the Term Loan Agreement Obligations, the Existing Note Obligations and the Note Obligations.

The assets securing the Senior Obligations will include substantially all of the tangible and intangible assets of ETE and its Restricted Subsidiaries (other than ETP GP, which is not a pledgor), which, after the closing of the Regency merger, includes (i) approximately 23.6 million ETP common units, which are held by ETE and ETE Common Holdings; (ii) approximately 81.0 million ETP Class H units and 100 ETP Class I units, which are held through our ownership interests in ETE Common Holdings Member and ETE Common Holdings; and (iii) ETE’s 100% equity interest in ETP LLC and ETP GP, through which ETE indirectly holds all of the outstanding general partnership interests in ETP and 100% of the outstanding IDRs in ETP. Notwithstanding the foregoing, if the documents governing any of the Collateral described above contain enforceable restrictions on assignment or transfer of any rights of ETE or any Restricted Subsidiary thereunder, then the Liens on the Collateral will be limited only to the extent necessary to comply with those enforceable restrictions. Pursuant to the Credit Agreements, the Existing Indenture, the indenture and the Collateral Documents, the Obligors also will be able to incur, without the consent of the Holders of the notes, Additional Senior Secured Debt in the future, which will be secured by Liens on the Collateral. Those Liens will rank pari passu with the Liens securing the Note Obligations, and the amount of such Additional Senior Secured Debt and other obligations could be significant. Any such Indebtedness will constitute Senior Obligations. So long as any Senior Obligations remain outstanding and are secured, the Senior Secured Parties will have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral on behalf of the Holders of the notes.

Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral may be insufficient to satisfy ETE’s obligations under the notes and the Restricted Subsidiaries’ obligations under any Subsidiary Guarantees. No appraisals of any of the Collateral have been prepared in connection with this offering.

Moreover, the amount to be received upon such sale would be dependent upon numerous factors, including market conditions at the time of the sale, as well as the timing and manner of the sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time. See “Risk Factors—Risks Related to Our Indebtedness and the Notes.”

Liens on the Collateral

ETE, the Restricted Subsidiaries (other than ETP GP) and certain Senior Loan Parties have entered into the Bank Collateral Documents in connection with the Credit Agreements, defining the terms of the security interests on the Collateral that secure the payment and performance when due of all of the Senior Loan Obligations of ETE and any Subsidiary Guarantors under the Credit Agreements and the Bank Collateral Documents. Similarly, the Notes Collateral Documents will define the terms of the security interests on the Collateral that secure the payment and performance when due of the Note Obligations of ETE and any Subsidiary Guarantors under the indenture, the notes and the Notes Collateral Documents.

Collateral Agency Agreement

The Agents have entered into the Collateral Agency Agreement with the Collateral Agent, ETE and any Subsidiary Guarantors from time to time party thereto with respect to the Collateral. The Collateral Agency Agreement describes, among other things, the obligations, powers and duties of the Collateral Agent and the administration, preservation and disposition of the Collateral. The indenture and the Collateral Documents will be subject to the terms of the Collateral Agency Agreement.

The Collateral Agency Agreement provides that the Collateral Agent or its sub-agent, acting at the direction of any Agents and subject to the limitations set forth in the Pledge Agreement or applicable law, have the sole right to exercise remedies against the Collateral and to foreclose upon, collect or otherwise enforce the Liens on the Collateral for the benefit of the Secured Parties. The Collateral Agent will be instructed to comply with all instructions received by it from one or more administrative agents and, if the Collateral Agent receives conflicting instructions from two or more administrative agents, the Collateral Agent will not be required to comply with any such instructions until the Collateral Agent is reasonably satisfied that such conflict has been resolved; provided that if one instruction requires action and another inaction or a forbearance, then the Collateral Agent will be instructed to disregard the instruction requiring inaction or forbearance.

If any Collateral is sold or otherwise realized upon by the Collateral Agent in connection with any foreclosure, collection or other enforcement of the Liens granted to the Collateral Agent in the Collateral or any other exercise of remedies, the proceeds received by the Collateral Agent from such foreclosure, collection or other enforcement or realization will be distributed by the Collateral Agent as follows:

1.	First, to any costs, fees, charges or other amounts incurred by the Collateral Agent to collect such cash proceeds or realize upon the Collateral or otherwise owing to the Collateral Agent under the Collateral Agency Agreement or the Pledge Agreement;

2.	Second, to (a) the Agents in proportion to the aggregate amount of the Senior Obligations (other than the Other Hedging Obligations (as defined in the Revolving Credit Agreement)) owed to each for application in accordance with the terms of the applicable Senior Debt Documents and (b) the administrative agent under the Revolving Credit Agreement for application to the payment of that portion of the Senior Obligations constituting Other Hedging Obligations, in each case, on a pari passu basis until all such amounts are indefeasibly paid in full in cash; and

3.	Third, the balance, if any, after all of the Senior Obligations have been indefeasibly paid in full in cash, to ETE or as otherwise required by law.

No amendment or waiver of or consent to any departure from any provision of the Collateral Agency Agreement will be effective unless it is in writing and signed by each administrative agent under the Credit Agreements, the Collateral Agent and each Subsidiary Guarantor. In addition, any amendment, waiver or consent that either (i) adversely affects the equal and ratable treatment of the security interest of the Trustee or additional trustee (unless otherwise authorized pursuant to the terms of the Collateral Agency Agreement) or (ii) imposes new material obligations on the Trustee, in its capacity as such, shall not be effective unless it is signed by the Trustee.

Additional Senior Secured Debt

To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents, ETE may incur or issue and sell one or more Series of Additional Senior Secured Debt. Any such additional Series of Additional Senior Secured Debt may be secured by Liens on the Collateral that rank pari passu with the Liens securing the Senior Loan Obligations and may be guaranteed by the Subsidiary Guarantors, if any, on a senior basis, in each case under and pursuant to the Collateral Documents, if and subject to the condition that the Authorized Representative with respect to any such Series of Additional Senior Secured Debt, acting on behalf of the holders of such Series of Additional Senior Secured Debt, becomes a party to the Collateral Agency Agreement by satisfying the conditions set forth therein.

Release of Collateral

The Collateral Agent’s Liens upon the Collateral will automatically be released in whole, upon (a) payment in full and discharge of all outstanding Senior Obligations and (b) termination or expiration of all commitments to extend credit under all Senior Debt Documents and the cancellation or termination or cash collateralization of all outstanding letters of credit issued pursuant to any Senior Debt Document. The Collateral Agent’s Liens upon the Collateral will automatically be released with respect to any Series of Senior Obligations, including the Note Obligations, (a) at any time the terms of such Series of Senior Obligations no longer require such Series to be secured by the Collateral and (b) the administrative agent or the Trustee, as the case may be, with respect to such Series of Senior Obligations has delivered to the Collateral Agent a written notice withdrawing such Series of Senior Obligations as being secured under the Pledge Agreement. In each such case, upon request of ETE and any administrative agent or the Trustee, as applicable, the Collateral Agent will execute (with such acknowledgements and/or notarizations as are required) any such documents as provided by ETE or such administrative agent or the Trustee, as the case may be, to evidence such release.

Each Lien on Collateral securing any Note Obligation shall be released upon such Collateral becoming not subject to any Lien securing any other Series of Senior Obligations (including pursuant to any waiver or amendment of the Credit Agreements or the Bank Collateral Documents). In this regard, the release of Liens (including Liens securing Note Obligations) on Collateral would occur upon any sale, transfer or other disposition of such Collateral that is made in accordance with the terms of the Credit Agreements and the Bank Collateral Documents, so that the sale, transfer or other disposition could be made free of those Liens. For example, the Credit Agreements contain negative covenants that prohibit us from selling, transferring or disposing of any of our properties, subject to a number of exceptions, including an exception under the Credit Agreements that permits us to sell, transfer or dispose of any of our properties (including ETP common units but excluding our general partnership interests in ETP or our direct or indirect interests in ETP GP and ETP LLC which hold such general partnership units) subject only to (a) no event of default then existing or resulting from such sale and (b) pro forma compliance with the Leverage Ratio (as defined in the Credit Agreements). These negative covenants also prohibit us from declaring and making cash distributions to our unitholders so long as an event of default exists or would result from such restricted payment. Our partnership agreement requires us to make quarterly cash distributions of 100% of our available cash, which is defined in our partnership agreement to generally mean, for each calendar quarter, cash generated from our business in excess of the amount our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for the conduct of our business, or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. As a result, we will be entitled to sell ETP common units but not general partnership interests in ETP or our direct or indirect interests in the entities that hold such general partnership units in ETP and to make quarterly distributions of our available cash without restrictions based on the Liens securing the Senior Obligations subject only to (a) no event of default and (b) in the case of asset sales, pro forma compliance with the Leverage Ratio (as defined in the Credit Agreements). In the case of Liens securing Subsidiary Guarantees, if any, the release of Liens (including Liens securing Note Obligations) on Collateral would also occur upon the owner of the Collateral ceasing to be a Subsidiary and/or a Subsidiary Guarantor, in each case, pursuant to a transaction permitted by the Collateral Agency Agreement.

Liens on Collateral securing Note Obligations will be entitled to be released in the event of the defeasance or discharge of the indenture as described under “—Defeasance and Discharge” and as described under “—Amendments and Waivers.” Each of the Notes Collateral Agent and each other Authorized Representative shall execute and deliver all such authorizations and other instruments and take such actions (and the Holders of the notes will be deemed to have consented to and authorized the Notes Collateral Agent to execute and deliver any such authorization or instrument and take any such action) as is reasonably required for the Collateral Agent to evidence, confirm and effectuate any release of Collateral described above.

At the request of ETE, the Notes Collateral Agent will execute and deliver any documents, authorizations, instructions or instruments evidencing the consent of the Holders of the notes (and the Holders of the notes will be deemed to have consented to and authorized the Notes Collateral Agent to execute and deliver any such documentation, instructions or instruments) to any permitted release. The indenture will also direct the Notes Collateral Agent, in its capacity as Authorized Representative for Holders of notes, to take any action authorized under the Notes Collateral Documents or otherwise as may be requested by ETE to give effect to any such release.

Covenants

Change of Control

If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require ETE to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, ETE will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of notes on the relevant record date to receive interest, if any, due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, ETE will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. ETE will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, ETE will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, ETE will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by ETE.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless ETE defaults in making the Change of Control Payment. ETE will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described herein that require ETE to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that ETE repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

ETE will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by ETE and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” all conditions to any such redemption shall have been satisfied or waived, unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Change of Control Offer. Notes repurchased by ETE pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at ETE’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The occurrence of certain change of control events identified in the Credit Agreements constitutes a default under the Credit Agreements. Any future Credit Facilities or other agreements relating to the Indebtedness to which ETE becomes a party may contain similar provisions. If a Change of Control Triggering Event were to occur, ETE may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by Holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreements or other agreements relating to Indebtedness, if accelerated. The failure of ETE to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the indenture and will otherwise give the Trustee and the Holders of notes the rights described under “—Events of Default and Remedies.” See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of ETE and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require ETE to repurchase such Holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ETE and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitations on Liens

ETE will not, nor will it permit any Restricted Subsidiary to, create, assume or incur any Lien (other than any Permitted Lien) upon any Principal Property, whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness of ETE or any other Person unless contemporaneously with the creation, assumption or incurrence of such Lien effective provisions are made whereby all of the outstanding notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to any Lien securing the notes to at least the same extent such Subordinated Indebtedness is subordinate to the notes or a Subsidiary Guarantee, as the case may be).

Notwithstanding the foregoing, ETE may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property to secure Indebtedness (including without limitation Senior Loan Obligations under one or more Revolving Credit Facilities); provided that the aggregate principal amount of all Indebtedness then outstanding secured by such Lien and all similar Liens under this paragraph, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed the greater of (x) $250.0 million and (y) 10.0% of Net Tangible Assets.

Restriction on Sale-Leasebacks

ETE will not, and will not permit any Restricted Subsidiary to, engage in the sale or transfer by ETE or any Restricted Subsidiary of any Principal Property to a Person (other than ETE or a Restricted Subsidiary) and the taking back by ETE or such Restricted Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; or

(3) ETE or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of ETE or any Restricted Subsidiary that is not Subordinated Indebtedness, or (b) the purchase of Principal Property used or to be used in the ordinary course of business of ETE or the Restricted Subsidiaries.

Notwithstanding the foregoing, ETE may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not permitted by clauses (1) through (3), inclusive, of the preceding paragraph; provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness secured by liens upon Principal Properties (other than Permitted Liens), does not exceed the greater of (x) $250.0 million and (y) 10.0% of Net Tangible Assets.

Limitation on Transactions with Affiliates

ETE will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service, but excluding any cash distribution made by ETE, ETP or its general partner, limited partners or other equity owners in accordance with their respective partnership agreements or, in the case of any successors thereto, the respective constituent documents of any such successor entity) with, or for the benefit of, any of their respective Affiliates (each an “Affiliate Transaction”), other than any Affiliate Transaction that is on terms that either (i) are approved by the Conflicts Committee of the Board of Directors of ETE or (ii) taken as a whole, are fair and reasonable to ETE or the applicable Restricted Subsidiary or are no less favorable to ETE or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of ETE or such Restricted Subsidiary.

Reports

Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, ETE will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case ETE will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations, and will post on ETE’s website on a password-protected basis for availability solely for holders of notes):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if ETE were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if ETE were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on ETE’s consolidated financial statements by ETE’s certified independent accountants.

If, at any time, ETE is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, ETE will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. ETE will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept ETE’s filings for any reason, ETE will post the reports referred to in the preceding paragraphs on its website on a password-protected basis for availability solely for holders of notes within the time periods that would apply if ETE were required to file those reports with the SEC.

Merger, Consolidation or Sale of Assets

ETE may not: (1) consolidate or merge with or into another Person (regardless of whether ETE is the surviving Person); or (2) directly or indirectly sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ETE and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is ETE or expressly assumes by supplemental indenture all of ETE’s obligations and liabilities under the indenture, the notes and any other Note Documents;

(2) the successor is organized under the laws of the United States, any state or commonwealth within the United States, or the District of Columbia;

(3) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(4) ETE has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture.

The successor will be substituted for ETE in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of ETE under the indenture.

If ETE conveys or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the indenture and under the notes except that no such release will occur in the case of a lease of all or substantially all of its assets. Notwithstanding the foregoing, this “Merger, Consolidation or Sale of Assets” covenant will not apply to: (1) a merger of ETE with an Affiliate solely for the purpose of organizing ETE in another jurisdiction within the United States of America; or (2) any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among ETE and its Restricted Subsidiaries that are Subsidiary Guarantors.

Events of Default and Remedies

Each of the following is an Event of Default under the indenture with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment of principal or premium, if any, on such notes when due and payable at their stated maturity, upon redemption, by declaration upon required repurchase or otherwise;

(3) failure by ETE to comply with any of its agreements or covenants described above under “—Covenants—Merger, Consolidation or Sale of Assets,” or in respect of its obligations to make or consummate a Change of Control Offer as described under “—Covenants—Change of Control;”

(4) failure by ETE to comply with its other covenants or agreements in the indenture applicable to the notes for 60 days after written notice of default given by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ETE or any of its Subsidiaries (or the payment of which is guaranteed by ETE or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default both (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) and (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(6) certain events of bankruptcy, insolvency or reorganization of ETE or any of its Significant Subsidiaries or any group of Subsidiaries of ETE that, taken together, would constitute a Significant Subsidiary;

(7) except as permitted by the indenture, any Subsidiary Guarantee by a Subsidiary Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; and

(8) any security interest and Lien purported to be created by any Notes Collateral Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $100.0 million shall cease to be in full force and effect, or shall cease to give the Notes Collateral Agent, for the benefit of the Holders of the notes, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the indenture and the Notes Collateral Documents)) in favor of the Notes Collateral Agent, for a period of 30 days after notice by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the notes then outstanding, or shall be asserted by ETE or any Subsidiary Guarantor to not be, a valid, perfected, first-priority (except as otherwise expressly provided in the indenture and the Notes Collateral Documents) security interest in or Lien on the Collateral covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Notes

Collateral Agent or the Trustee (or an agent or trustee on its behalf) to maintain possession of certificates actually delivered to it (or such agent or trustee) representing securities pledged under the Notes Collateral Documents.

An Event of Default for the notes will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture, and an Event of Default for any such other series of debt securities will not necessarily constitute an Event of Default for the notes. Further, an event of default under other indebtedness of ETE or its Subsidiaries will not necessarily constitute a Default or an Event of Default for the notes. If an Event of Default (other than an Event of Default described in clause (6) above with respect to ETE) with respect to the notes occurs and is continuing, the Trustee by notice to ETE, or the Holders of at least 25% in principal amount of the outstanding notes by notice to ETE and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. The indenture provides that if an Event of Default described in clause (6) above occurs with respect to ETE, the principal of and accrued and unpaid interest on the notes will become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the Trustee or any Holders of notes. However, the effect of such provision may be limited by applicable law. The Holders of a majority in principal amount of the outstanding notes may, by written notice to the Trustee, rescind any acceleration with respect to the notes and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the notes, other than the nonpayment of the principal of and interest on the notes that have become due solely by such acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders of notes, unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its sole discretion against any cost, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of notes may pursue any remedy with respect to the indenture or the notes, unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default with respect to the notes is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested in writing that the Trustee pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of notes or that would involve the Trustee in personal liability.

The indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the notes occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of notes notice of the Default within 90 days after it has knowledge thereof.

Except in the case of a Default in the payment of principal of or interest on the notes, the Trustee may withhold such notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders of notes. In addition, ETE is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants under the indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. ETE also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action ETE is taking or proposes to take in respect thereof.

Authorization of Actions to Be Taken

Each Holder of notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of each Notes Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the indenture, to have authorized and directed the Notes Collateral Agent to enter into the Notes Collateral Documents to which it is a party, and to have authorized and empowered the Notes Collateral Agent and (through the Collateral Agency Agreement) the Collateral Agent to bind the Holders of notes and other holders of Senior Obligations as set forth in the Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder, including entering into amendments permitted by the terms of the indenture or the Collateral Documents.

Amendments and Waivers

Except as otherwise provided below, amendments of the indenture, the notes or the Notes Collateral Documents may be made by ETE and the Trustee with the written consent of the Holders of a majority in principal amount of the debt securities then issued and outstanding of ETE (including consents obtained in connection with a tender offer or exchange offer for notes). However, without the consent of each Holder of an affected note, no amendment may, among other things:

(1) reduce the percentage in principal amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or change the time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) reduce the premium payable upon the redemption of any note as described above under “—Optional Redemption;” provided, however, that any purchase or repurchase of notes, including pursuant to the covenant described above under the caption “—Covenants—Change of Control” shall not be deemed a redemption of the notes;

(5) make any notes payable in money other than U.S. dollars;

(6) impair the right of any Holder to receive payment of the principal of and premium, if any, and interest on such Holder’s note or to institute suit for the enforcement of any payment on or with respect to such Holder’s note; or

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Furthermore, without the consent of the Holders of at least two-thirds in principal amount of the notes then outstanding, an amendment or waiver may not make any change in any Notes Collateral Document or the provisions in the indenture dealing with the Collateral or the Notes Collateral Documents or the application of trust proceeds of the Collateral in any case that would release all or substantially all of the Collateral from the Liens of the Notes Collateral Documents (except as permitted by the terms of the indenture and the Notes Collateral Documents) or change or alter the priority of the security interests in the Collateral. The Holders of a majority in principal amount of the outstanding notes may waive compliance by ETE with certain restrictive covenants on behalf of all Holders of notes, including those described under “—Covenants—Limitations on

Liens” and “—Covenants—Restriction on Sale-Leasebacks.” The Holders of a majority in principal amount of the outstanding notes, on behalf of all such Holders, may waive any past or existing Default or Event of Default with respect to the notes (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the indenture cannot be modified or amended without the consent of the Holder of each outstanding note affected. A waiver by the Holders of notes of any series of compliance with a covenant, a Default or an Event of Default will not constitute a waiver of compliance with such covenant or such Default or Event of Default with respect to any other series of debt securities issued under the indenture to which such covenant, Default or Event of Default applies.

Without the consent of any Holder of notes, ETE and the Trustee may amend the indenture, the notes or the Notes Collateral Documents to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of ETE under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes;

(4) establish any Subsidiary Guarantee or to reflect the release of any Subsidiary Guarantor from obligations in respect of its Subsidiary Guarantee, in either case, as provided in the indenture;

(5) secure the notes or any Subsidiary Guarantee;

(6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) add to the covenants of ETE or any Subsidiary Guarantor for the benefit of the Holders of notes or surrender any right or power conferred upon ETE or any Subsidiary Guarantor;

(8) add any additional Events of Default with respect to the notes;

(9) make any change that does not adversely affect the rights under the indenture of any Holder of notes;

(10) confirm and evidence the release, termination or discharge of any Lien securing the notes when such release, termination or discharge is permitted by the indenture or the Notes Collateral Documents;

(11) conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes, as certified by an Officers’ Certificate delivered to the Trustee;

(12) in the case of the Collateral Agency Agreement, in order to subject the security interests in the Collateral in respect of any Additional Senior Secured Debt Obligations and Senior Loan Obligations to the terms of the Collateral Agency Agreement, in each case to the extent the Incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness were permitted hereunder;

(13) provide for the issuance of additional notes in accordance with the indenture;

(14) with respect to any Notes Collateral Document, to the extent such amendment is reasonably necessary to comply with the terms of the Collateral Agency Agreement;

(15) provide for a successor Trustee in accordance with the provisions of the indenture; and

(16) supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of notes; provided, however, that any such action does not adversely affect the interest of the Holders of notes of such series or any other series of notes in any respect.

The consent of the Holders of notes is not necessary under the indenture, the notes or the Notes Collateral Documents to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the Holders of the notes under the indenture becomes effective, ETE is required to mail to all Holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

ETE may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“legal defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest on such notes when such payments are due from the trust referred to below;

(2) ETE’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and ETE’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the legal defeasance provisions of the indenture.

ETE at any time may terminate its obligations under the covenants described under “—Covenants” (other than “Merger, Consolidation or Sale of Assets”) (“covenant defeasance”). ETE may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If ETE exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. In the event covenant defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3), (4), (5), (7) and (8) under the caption “—Events of Default and Remedies” and the Event of Default described under clause (6) under the caption “—Events of Default and Remedies” (but only with respect to Subsidiaries of ETE), in each case, will no longer constitute an Event of Default.

If ETE exercises its legal defeasance option, any security that may have been granted with respect to the notes will be released.

In order to exercise either defeasance option, ETE must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the notes to redemption or stated maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, Holders of the notes would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their notes until maturity. Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the notes at the time of their stated maturity, if ETE exercises its covenant defeasance option for the notes and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such

Event of Default. ETE would remain liable for such payments, however. In addition, ETE may discharge all its obligations under the indenture with respect to the notes, other than its obligation to register the transfer of and exchange notes, provided that either:

•	it delivers all outstanding notes to the Trustee for cancellation; or

•	all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption or are to be called for redemption under arrangements satisfactory to the Trustee within one year, and in the case of this bullet point, it has deposited with the Trustee in trust an amount of cash sufficient to pay and discharge the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Book-Entry System

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry systems and procedures from DTC, but we take no responsibility for the accuracy of this information. In addition, the description in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time. The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes through DTC either as a participant in DTC or indirectly through organizations which are participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and Holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or Holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture.

Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Holder of notes.

Notes in certificated form will not be issued to beneficial owners in exchange for their beneficial interests in a global note unless (a) DTC notifies ETE that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by ETE within 90 days of such notice, (b) an Event of Default has occurred with respect to such series and is continuing and the registrar has received a request from DTC to issue notes in lieu of all or a portion of the global notes of such series, or (c) ETE determines not to have the notes represented by global notes.

The Depository Trust Company. DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC has advised us as follows: DTC is

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants. Indirect access to the DTC system is also available to securities brokers and dealers, banks and trust companies that maintain a custodial relationship with a direct participant.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format. Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We, the underwriters and the Trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. We, the underwriters and the Trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The Trustee will not recognize you as a Holder under the indenture, and you can only exercise the rights of a Holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has agreed to the foregoing procedures in order to facilitate transfers of the notes among its participants. However, DTC is under no obligation to perform or continue to perform those procedures, and may discontinue those procedures at any time.

Concerning the Trustee

The indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

If an Event of Default occurs and is not cured or waived, the Trustee is required to exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the Holders of notes unless they have offered to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities it may incur.

U.S. Bank National Association will be the Trustee under the indenture and has been appointed by ETE as registrar and paying agent with regard to the notes. The Trustee’s address is 5555 San Felipe, Suite 1150, Houston, Texas 77056. The Trustee and its affiliates maintain commercial banking and other relationships with ETE.

Non-Recourse to the General Partners; No Personal Liability of Officers, Directors, Employees or Partners

None of LE GP, LLC, our general partner, its directors, officers, employees and partners nor the limited partners of ETE will have any personal liability for our obligations under the indenture or the notes. Each Holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Separateness

Each Holder of notes, by accepting a note, will be deemed to have acknowledged and affirmed (i) the separateness of ETP, Sunoco Logistics and Sunoco LP from ETE and each Restricted Subsidiary, (ii) that it has purchased the notes from ETE in reliance upon the separateness of ETP, Sunoco Logistics and Sunoco LP from ETE and each Restricted Subsidiary, (iii) that each of ETP, Sunoco Logistics and Sunoco LP has assets and liabilities that are separate from those of ETE and any Restricted Subsidiary, (iv) that the Note Obligations have not been guaranteed by ETP, Sunoco Logistics, Sunoco LP or any of their respective Subsidiaries and (v) that, except as other Persons may expressly assume or guarantee any of the Note Documents or Note Obligations, the

Holders of notes shall look solely to the property and assets of ETE, and any property pledged as Collateral with respect to the Note Documents, for the repayment of any amounts payable under any Note Document or the notes and for satisfaction of the Note Obligations and that none of ETP, Sunoco Logistics, Sunoco LP or any of their respective Subsidiaries shall be personally liable to the Holders of notes for any amounts payable, or any other Note Obligation, under the Note Documents.

Governing Law

The indenture, the notes and the Collateral Agency Agreement will be governed by the laws of the State of New York.

Definitions

“Additional Senior Secured Debt” means any Indebtedness of ETE or any Subsidiary Guarantor (other than Indebtedness constituting Senior Loan Obligations or Indebtedness under the notes and the Subsidiary Guarantees) secured by a Lien on Collateral on a pari passu basis with the Senior Loan Obligations (but without regard to control of remedies); provided, however, that such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by the Senior Debt Documents.

“Additional Senior Secured Debt Documents” means, with respect to any series, issue or class of Additional Senior Secured Debt, the promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior Secured Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Secured Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior Secured Debt Obligations” means, with respect to any series, issue or class of Additional Senior Secured Debt, (1) all principal of and interest (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Obligor, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional Senior Secured Debt, (2) all other amounts payable to the related Additional Senior Secured Debt Parties under the related Additional Senior Secured Debt Documents and (3) any renewals, extensions or refinancings of the foregoing.

“Additional Senior Secured Debt Parties” means, with respect to any series, issue or class of Additional Senior Secured Debt, the holders of such Indebtedness from time to time, any trustee or agent therefor under any related Additional Senior Secured Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Obligor under any related Additional Senior Secured Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof (unless such Obligor or controlled Affiliate is a holder of such Indebtedness, a trustee or agent therefor or a beneficiary of such an indemnification obligation named as such in an Additional Senior Secured Debt Document).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under direct or indirect common control with” have correlative meanings.

“Agents” means, collectively, the administrative agents under the Credit Agreements, any additional agent, the Trustee, any additional trustee, and any hedge counterparty with respect to Other Hedging Obligations that has executed a Collateral Agency Hedge Counterparty Joinder (each as defined in the Revolving Credit Agreement).

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Authorized Representative” means (1) in the case of any Revolving Credit Agreement Obligations or the Revolving Credit Senior Secured Parties, the Revolving Credit Facility Collateral Agent, (2) in the case of any Term Loan Agreement Obligations or the Term Loan Senior Secured Parties, the Term Loan Facility Collateral Agent, (3) in the case of the notes or the Holders of the notes, the Notes Collateral Agent and (4) in the case of any Series of Additional Senior Secured Debt Obligations or Additional Senior Secured Debt Parties that become subject to the Collateral Agency Agreement after the date of such agreement, the Senior Representative named for such Series in the applicable Joinder Agreement, in the case of each of clauses (1), (2), (3) and (4) hereof only so long as such Senior Obligations are secured by a Lien on the Collateral under the Collateral Documents.

“Bank Collateral Documents” means, collectively, the Term Loan Facility Collateral Documents and the Revolving Credit Facility Collateral Documents.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(4) with respect to any other Person, the individual, board or committee of such Person serving a management function similar to those described in clauses (1), (2) or (3) of this definition.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of ETE or the General Partner (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of ETE and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3) the adoption of a plan or proposal for the liquidation or dissolution of ETE.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated with respect thereto.

“Collateral” means any assets or property upon which there are any Liens securing Senior Loan Obligations or Additional Secured Debt Obligations (other than (i) any cash or cash equivalents collateralizing letter of credit obligations under the Credit Facilities and or (ii) proceeds of an event requiring a mandatory prepayment under any of the Credit Agreements).

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement dated as of December 2, 2013 among the administrative agent under the Term Loan Facility, the administrative agent under the Revolving Credit Facility, the trustee for the 5.875% Senior Notes due 2024, the Collateral Agent, ETE and the Subsidiary Guarantors party thereto, as it may be amended from time to time.

“Collateral Agent” means, with respect to any Collateral, U.S. Bank National Association in its capacity as the “Collateral Agent” under the Collateral Agency Agreement, and any successor thereto in such capacity.

“Collateral Documents” means, collectively, the Notes Collateral Documents, the Bank Collateral Documents and each of the security agreements and other instruments executed and delivered by any Obligor pursuant to either of the Credit Agreements, the Existing Notes Indenture, the indenture or any Additional Senior Secured Debt Facility for purposes of providing collateral security for any Senior Obligation (including, in each case, any schedules, exhibits or annexes thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreements” means, collectively, the Term Loan Agreements and the Revolving Credit Agreement.

“Credit Facilities” means one or more debt facilities of ETE or any Restricted Subsidiary (which may be outstanding at the same time and including, without limitation, the Credit Agreements) with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of ETE as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements, any successor or replacement agreement or agreements or any indenture or successor or replacement indenture and whether by the same or any other agent, lender, group of lenders or investors.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“ETE Common Holdings” means ETE Common Holdings, LLC, a Delaware limited liability company, and its successors.

“ETE Common Holdings Member” means ETE Common Holdings Member, LLC, a Delaware limited liability company, and its successors.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership, and its successors.

“ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, and its successors.

“ETP LLC” means Energy Transfer Partners L.L.C., a Delaware limited liability company, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Existing Notes Indenture” means the indenture dated as of September 20, 2010 between ETE and the Trustee, as supplemented by a supplemental indenture establishing the 7.500% Senior Notes due 2020 dated as of September 20, 2010, a second supplemental indenture dated as of February 16, 2012, a third supplemental indenture dated as of April 24, 2012, a fourth supplemental indenture dated as of December 2, 2013 establishing the 5.875% Senior Notes due 2024, a fifth supplemental indenture dated as of May 28, 2014 and a sixth supplemental indenture dated as of May 28, 2014.

“Existing Note Documents” means the Existing Indenture, the Existing Notes and the Notes Collateral Documents.

“Existing Note Obligations” means all Obligations of ETE and the Subsidiary Guarantors under the Existing Note Documents.

“Existing Senior Notes” means ETE’s 7.500% Senior Notes due 2020 and 5.875% Senior Notes due 2024.

“Excluded Entity” has the meaning given to such term in the definition of “Restricted Subsidiary.”

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Partner” means LE GP, LLC, a Delaware limited liability company, and its successors as general partner of ETE.

“Hedging Contract” means (1) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (2) any option, futures or forward contract traded on an exchange, and (3) any other derivative agreement or other similar agreement or arrangement.

“Hedging Obligations” of any Person means the obligations of such Person under any Hedging Contract.

“Indebtedness” means, with respect to any Person, any obligation created or assumed by such Person for the repayment of borrowed money or any guarantee thereof, if and to the extent such obligation would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; or

(2) BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of ETE’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means the first date on which notes are issued under the indenture.

“Joinder Agreement” means the documents required to be delivered by a Senior Representative to the parties to the Collateral Agency Agreement in order to establish a Series of Additional Senior Secured Debt and Additional Senior Secured Debt Parties under Collateral Agency Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or similar encumbrance in, on, or of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“MLP” means each of (a) ETP, (b) Sunoco Logistics Partners L.P., (c) Sunoco LP, or (d) any other publicly traded limited partnership or limited liability company meeting the gross income requirements of Section 7704(c)(2) of the Code created or acquired by ETE or any Restricted Subsidiary after the Issue Date, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Tangible Assets” means, at any date of determination, the total amount of assets of ETE and its Restricted Subsidiaries (including, without limitation, any assets consisting of equity securities or equity interests in any other entity) after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets;

all as prepared in accordance with GAAP and set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of ETE and its Restricted Subsidiaries (without inclusion of assets or liabilities of any Subsidiaries that are not Restricted Subsidiaries or assets or liabilities of any equity investee) for ETE’s most recently completed fiscal quarter for which financial statements are available.

“Non-Recourse Indebtedness” means Indebtedness as to which neither ETE nor any of its Restricted Subsidiaries nor any Excluded Entity is directly or indirectly liable (as a guarantor or otherwise), other than pledges of the equity of any Person that is not a Restricted Subsidiary to secure such Non-Recourse Indebtedness of such Person.

“Note Documents” means the indenture, the notes and the Notes Collateral Documents.

“Note Obligations” means all Obligations of ETE and the Subsidiary Guarantors under the Note Documents.

“notes” means the notes issued under the indenture on the Issue Date and any additional notes issued under the indenture after the Issue Date in accordance with the terms of the indenture.

“Notes Collateral Agent” means the Trustee, in its capacity as “Collateral Agent” under the indenture and under the Notes Collateral Documents, and any successor thereto in such capacity.

“Notes Collateral Documents” means the Pledge Agreement, the Collateral Agency Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor and delivered in accordance with applicable local or foreign law to grant to the Notes Collateral Agent or perfect a valid, perfected security interest in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligors” means ETE and each Subsidiary Guarantor, if any, and any other Person who is liable for any of the Senior Obligations.

“Panhandle” means Panhandle Eastern Pipe Line Company, LP, successor by merger to Southern Union Company and PEPL Holdings, LLC.

“Permitted Holders” means (a) any of Kelcy L. Warren, his heirs at law, entities or trusts owned by or established for the benefit of such individual or his heirs at law (such as entities or trusts established for estate planning purposes), (b) ETP or any other Person under the management or control of ETP, (c) the General Partner and (d) any person or entity that Controls the General Partner.

“Permitted Liens” means at any time:

(1) any Lien existing on any property prior to the acquisition thereof by ETE or any Restricted Subsidiary or existing on any property of any Person that becomes a Restricted Subsidiary after the Issue Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of ETE or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(2) any Lien on any real or personal tangible property securing Purchase Money Indebtedness incurred by ETE or any Restricted Subsidiary;

(3) any Lien securing Indebtedness incurred in connection with extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements), in whole or in part, of Indebtedness secured by Liens referred to in clauses (1) or (2) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement Lien shall be limited to the property or assets (including replacements or proceeds thereof) covered by the Lien extended, renewed, refinanced, refunded or replaced and that the Indebtedness secured by any such extension, renewal, refinancing, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed, refinanced, refunded or replaced and any expenses of ETE or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

(4) any Lien on Capital Stock of a Project Finance Subsidiary securing Non-Recourse Indebtedness of such Project Finance Subsidiary and on Capital Stock of any Person that is not a Restricted Subsidiary securing Non-Recourse Indebtedness of such Person; and

(5) any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of ETE or any Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledge Agreement” means the Second Amended and Restated Pledge and Security Agreement dated as of December 2, 2013 among ETE, certain Subsidiaries of ETE party thereto and U.S. Bank National Association, as collateral agent for the Secured Parties, as amended, modified or supplemented from time to time.

“Possessory Collateral” means (a) any Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction, (b) any rights to receive payments under any insurance policy that constitute Collateral and with respect to which the Collateral Agent (or any of its agents) is named as a loss payee and/or (c) any other Collateral (such as motor vehicles) with respect to which a secured party must be listed on a certificate of title in order to perfect a Lien thereon.

“Principal Property” means (a) any real property, manufacturing plant, terminal, warehouse, office building or other physical facility, and any fixtures, furniture, equipment or other depreciable assets owned or leased by ETE or any Restricted Subsidiary and (b) any Capital Stock or Indebtedness of ETP or any other Subsidiary of ETE or any other property or right, in each case, owned by or granted to ETE or any Restricted Subsidiary and used or held for use in any of the principal businesses conducted by ETE or any Restricted Subsidiaries; provided, however, that “Principal Property” shall not include any property or right that, in the opinion of the Board of Directors of ETE as set forth in a board resolution adopted in good faith, is immaterial to the total business conducted by ETE and the Restricted Subsidiaries considered as one enterprise.

“Project Finance Subsidiary” means any special purpose Subsidiary of ETE that (a) ETE designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed for the sole purpose of (x) developing, financing and operating the infrastructure and capital projects of such Subsidiary or (y) owning or financing any such Subsidiary described in clause (x), (b) has no Indebtedness other than Non-Recourse Indebtedness, (c) is a Person with respect to which neither ETE nor any of its Restricted Subsidiaries nor any Excluded Entity has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly provided credit support for any Indebtedness of ETE or any of its Restricted Subsidiaries or any Excluded Entity.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person, that is incurred to finance the acquisition, construction, installation or improvement of any real or personal tangible property (including Capital Stock but only to the extent of the tangible assets in such Subsidiary being acquired) used or useful in the business of such Person and its Restricted Subsidiaries and that is incurred concurrently with, or within one year following, such acquisition, construction, installation or improvement.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall refuse to make a rating on the notes publicly available (for any reason other than the failure by ETE to pay the customary fees of such agency), any nationally recognized statistical rating agency or agencies, as the case may be, selected by ETE, which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means, with respect to any Change of Control, the occurrence of:

(1) a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the notes by both Rating Agencies; provided that the notes did not have an Investment Grade Rating from two Rating Agencies immediately before such decrease, or

(2) a decrease in the rating of the notes by both Rating Agencies, such that the notes do not have an Investment Grade Rating from two Rating Agencies immediately after such decrease;

provided, however, that in each case such decrease occurs on, or within 60 days after the earlier of (a) such Change of Control, (b) the date of public notice of the occurrence of such Change of Control or (c) public notice of the intention by ETE to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by either Rating Agency); and provided, further, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will disregarded in determining whether a Rating Decline has occurred for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating do not announce or publicly confirm or inform the Trustee in writing at ETE’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline).

“Restricted Subsidiary” means any Subsidiary of ETE (other than (a) any Project Finance Subsidiary and any direct or indirect parent of any such entity that is a MLP, (b) ETP and its Subsidiaries, (c) Sunoco Logistics and its Subsidiaries, (d) Sunoco LP and its Subsidiaries, (e) SUG Holdco and its Subsidiaries, (f) any entity designated as an Unrestricted Person pursuant to the Revolving Credit Agreement or the Term Loan Agreements and (g) any entity that would be deemed to be a Subsidiary of any combination of the entities in clauses (a) through (g) if such entities were being treated as a single Person (with each such deemed Subsidiary, ETP, Sunoco Logistics, Sunoco LP, Panhandle and SUG Holdco being referred to individually as an “Excluded Entity”)) that owns or leases, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Revolving Credit Agreement” means the Credit Agreement dated as of December 2, 2013, among ETE, Credit Suisse AG, as administrative agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time (including with the same or different lenders).

“Revolving Credit Agreement Obligations” means all Obligations of the Obligors under the Revolving Credit Agreement, including (a) (i) obligations of ETE and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Revolving Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by ETE and the Subsidiary Guarantors under the Revolving Credit Facility in respect of any letter of credit issued under the Revolving Credit Agreement, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of ETE and the Subsidiary Guarantors under the Revolving

Credit Agreement, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of ETE and the Subsidiary Guarantors or pursuant to the Revolving Credit Agreement and (b) the due and punctual payment and performance of all obligations of ETE and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Revolving Credit Agreement.

“Revolving Credit Facility” means any revolving credit facility provided pursuant to a Revolving Credit Agreement.

“Revolving Credit Facility Collateral Agent” means the administrative agent under the Revolving Credit Facility and its successors and permitted assigns that assume the role of collateral agent under the Revolving Credit Facility.

“Revolving Credit Facility Collateral Documents” means the Pledge Agreement, the Collateral Agency Agreement and each other security document or pledge agreement executed by ETE or any Restricted Subsidiary and delivered in accordance with applicable local or foreign law to grant to the Revolving Credit Facility Collateral Agent or perfect a valid, perfected security interest in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Revolving Credit Obligation Payment Date” means the date on which (a) the Revolving Credit Agreement Obligations have been paid in full, (b) all lending commitments under the Revolving Credit Agreement have been terminated and (c) there are no outstanding letters of credit issued under the Revolving Credit Agreement other than such as have been fully cash collateralized under documents and arrangements satisfactory to the issuer of such letters of credit.

“Revolving Credit Senior Secured Parties” means, collectively, (a) the administrative agent, each other agent, the lenders and the issuing bank, in each case, under the Revolving Credit Agreement, (b) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Revolving Credit Agreement or an Affiliate of an agent or a lender under the Revolving Credit Agreement and (c) the successors and permitted assigns of each of the foregoing.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Parties” means, with respect to any Collateral, the Senior Secured Parties whose Senior Representative is the Collateral Agent for such Collateral.

“Senior Debt Documents” means (1) the Credit Agreements and the Bank Collateral Documents, (2) the Note Documents and (3) any other Additional Senior Secured Debt Documents.

“Senior Lender” means a “Lender” as defined in either of the Credit Agreements.

“Senior Loan Obligations” means, collectively, (a) all Term Loan Agreement Obligations and (b) all Revolving Credit Agreement Obligations.

“Senior Loan Parties” means, collectively, (a) the administrative agent, the collateral agent, each other agent, the lenders and the issuing bank, in each case, under any of the Credit Agreements, (b) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under any of the Credit Agreements or an Affiliate of an agent or a lender under any of the Credit Agreements and (c) the successors and permitted assigns of each of the foregoing.

“Senior Notes Parties” means, collectively, (a) the Trustee, the Notes Collateral Agent, each other agent, the Holders of the notes, in each case, under the indenture, and (b) any other Secured Party (as defined in any Notes Collateral Document), and the successors and permitted assigns of each of the foregoing.

“Senior Obligations” means the Senior Loan Obligations, the Existing Note Obligations, the Note Obligations and any Additional Senior Secured Debt Obligations.

“Senior Representative” means, (i) in respect of a Credit Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Credit Facility or each of their successors in such capacity, as the case may be, which Person shall also be the Authorized Representative for such Credit Facility, (ii) in respect of the indenture, the Notes Collateral Agent and (iii) in respect of any Additional Senior Secured Debt, the trustee, administrative agent, collateral agent or similar agent under any related Additional Senior Secured Debt Documents or each of their successors in such capacity, as the case may be.

“Senior Secured Parties” means the Senior Loan Parties, the Notes Secured Parties and any Additional Senior Secured Debt Parties.

“Series” means (a) the Term Loan Agreement Obligations, (b) the Revolving Credit Agreement Obligations, (c) the Existing Note Obligations, (d) the Note Obligations and (e) the Additional Senior Secured Debt Obligations incurred pursuant to any Additional Senior Secured Debt Facility, which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Debt Obligations).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness of ETE or a Subsidiary Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means each guarantee of the obligations of ETE under the indenture and the notes by a Subsidiary of ETE in accordance with the provisions of the indenture.

“Subsidiary Guarantor” means each Subsidiary of ETE that guarantees the notes pursuant to the terms of the indenture but only so long as such Subsidiary is a guarantor with respect to the notes on the terms provided for in the indenture.

“SUG Holdco” means SUG Holding Company, a Delaware corporation, and its successors, which is the parent entity of Panhandle.

“Term Loan Agreements” means (a) the Senior Secured Term Loan Agreement dated as of December 2, 2013, among ETE, Credit Suisse AG, as administrative agent, and the lenders party thereto, governing the term loans provided by such lenders to ETE, including any loan documents, notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and (b) the Senior Secured Term Loan C Agreement, dated as of March 5, 2015, among ETE, Credit Suisse AG, Cayman Islands Branch, as the administrative agent, and the lenders party thereto, governing the term loans provided by such lenders to ETE, including any loan documents, notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time (including with the same or different lenders or investors).

“Term Loan Agreement Obligations” means all Obligations of the Obligors under the Term Loan Agreements, including (a) (i) obligations of ETE and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Term Loan Agreements, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (y) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of ETE and the Subsidiary Guarantors under the Term Loan Agreements, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of ETE and its Restricted Subsidiaries or pursuant to the Term Loan Agreements and (b) the due and punctual payment and performance of all obligations of ETE and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Term Loan Agreements.

“Term Loan Facility” means any term loan facility provided pursuant to a Term Loan Agreement.

“Term Loan Facility Collateral Agent” means the administrative agent under the Term Loan Facility and its successors and permitted assigns that assume the role of collateral agent under the Term Loan Facility.

“Term Loan Facility Collateral Documents” means the Pledge Agreement and each other security document or pledge agreement executed by ETE or any Restricted Subsidiary and delivered in accordance with applicable local or foreign law to grant to the Term Loan Facility Collateral Agent or perfect a valid, perfected security interest in Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Senior Secured Parties” means, collectively, (1) the administrative agent, each other agent and the lenders, in each case, under the Term Loan Agreements, (2) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Term Loan Agreements or an Affiliate of an agent or a lender under the Term Loan Agreements, and (3) the successors and permitted assigns of each of the foregoing.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated and proposed thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to persons purchasing the notes in this offering for cash at their “issue price” (the first price at which a substantial amount of the issue of notes is sold to purchasers other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and holding the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws or the Medicare tax on investment income) and any applicable state, local or foreign tax laws are not discussed. In addition, this discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances, or to holders subject to special rules, including, without limitation:

•	dealers in securities or currencies;

•	traders in securities, commodities or currencies;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other risk reduction transaction;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, S corporations or other pass-through entities; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal estate or gift tax laws, and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax considerations that will apply to you if you are a “U.S. holder” of the notes. The term “U.S. holder” means a beneficial owner of a note who or which is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity that is taxable as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

Stated interest paid or accrued on the notes generally will be taxable to you as ordinary income at the time such interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Disposition of Notes

You will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference, if any, between:

•	the amount realized upon the disposition of the note (less any amount attributable to accrued interest, which will be taxable as interest to the extent not already included in income); and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the amount that you paid for the note. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the note for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting on interest on the notes and on the proceeds received upon the sale or other disposition (including a retirement or redemption) of the notes, and backup withholding also may apply to payments of such amounts. Certain U.S. holders are generally not subject to information reporting or backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish a taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed properly to report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and you may use amounts withheld as a credit against your U.S. federal income tax liability, if any, or you may claim a refund if you timely provide certain information to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax considerations that will apply to you if you are a “non-U.S. holder” of the notes. A “non-U.S. holder” is a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. holder.

Payments of Interest

Interest paid on a note to you that is not effectively connected with your conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	you do not directly, indirectly, or constructively, own 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” that is related to us through actual or constructive capital or profits interest ownership and you are not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	either (1) you certify in a statement provided to the applicable withholding agent, under penalties of perjury, that you are not a “United States person” within the meaning of the Code and provide your name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on your behalf certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and you, has received from you a statement, under penalties of perjury, that you are not a United States person and provides the applicable withholding agent with a copy of such statement, or (3) you hold your note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, you may be entitled to a reduction in or an exemption from withholding tax on interest if you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and your country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If interest paid to you is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, you also maintain a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided you provide the appropriate certification), you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Sale, Exchange, or Disposition of Notes

Any gain realized by you on the sale, exchange, redemption, retirement, or other disposition of a note generally will not be subject to U.S. federal income tax (other than any amount allocable to accrued and unpaid interest, which generally will be taxable as interest and may be subject to the rules discussed above in “Consequences to Non-U.S. Holders—Payments of Interest) unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is also attributable to your permanent establishment in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you recognize gain described in the first bullet point above, you will be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition of the note, generally in the same manner as if you were a U.S. holder, and if you are a foreign corporation, you may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). If you are a non-U.S. holder described in the second bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other disposition of the note, which may be offset by certain U.S. source capital losses, even though you are not considered a resident of the United States.

You should consult your tax advisor regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

You generally will not be subject to backup withholding and information reporting with respect to payments of interest on the notes if you have provided the statement described above under “—Consequences to Non-U.S. Holders—Payments of Interest” and the applicable withholding agent does not have actual knowledge or reason to know that you are a “United States person,” within the meaning of the Code. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, if any, or you may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of interest on a note and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult their tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	$
Morgan Stanley & Co. LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes if any are purchased. The underwriting agreement also provides that, if an underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes and     % of the principal amount of the notes. After the initial offering of the notes to the public, the underwriters may change the offering price and other selling terms.

We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make in that respect.

The notes are new issues of securities for which there currently is no established trading market, and the notes will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making activities may be discontinued at any time at their sole discretion and without notice. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that the total expenses of this offering to be paid by us, excluding the underwriting discount, will be approximately $300,000.

Other Relationships

In the ordinary course of its business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking or other commercial transactions with us and our affiliates for which they received or will receive customary fees and expenses.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our or our subsidiaries’ securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer;

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EC.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying base prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

This prospectus supplement and the accompanying base prospectus are only being distributed in the United Kingdom to, and are only directed at, (a) investment professionals falling within both Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) and Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005, as amended (the “General Promotion Order”), and (b) high net worth companies and other persons falling with both Article 22(2)(a) to (d) of the CIS Promotion Order and Article 49(2)(a) to (d) of the General Promotion Order (all such persons together being referred to as “relevant persons”).

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The notes may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in the notes may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations. The notes are not a collective investment within the meaning of the Federal Collective Investment Schemes Act of June 23, 2006 (Bundesgesetz über die kollektiven Kapitalanlagen, KAG). This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the prior written consent of Deutsche Bank Securities Inc. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 27 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of the notes on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The notes offered hereby have not been and will not be registered with the Swiss Federal Financial Market Supervisory Authority (FINMA) and have not been and will not be authorized under the Federal Collective Investment Schemes Act of June 23, 2006 (Bundesgesetz über die kollektiven Kapitalanlagen, KAG). The investor protection afforded by the Federal Collective Investment Schemes Act (Bundesgesetz über die kollektiven Kapitalanlagen, KAG) does not extend to the acquirers of the notes.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the notes in this offering will be passed upon for us by Latham & Watkins LLP, Houston, Texas. The validity of the notes will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Regency Energy Partners LP and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RIGS Haynesville Partnership Co. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Midcontinent Express Pipeline LLC as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in Exhibit 99.3 of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Energy Transfer Equity, L.P.

Debt Securities

We may offer and sell debt securities described in this prospectus from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these debt securities and the general manner in which we will offer the debt securities. The specific terms of any debt securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the debt securities. We will provide a supplement to accompany this prospectus each time we offer any debt securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Investing in our debt securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2013.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus generally describes Energy Transfer Equity, L.P. and the debt securities. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information” and any additional information you may need to make your investment decision. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

All references in this prospectus to “we,” “us,” “Energy Transfer Equity” and “our” refer to Energy Transfer Equity, L.P. and its subsidiaries. All references in this prospectus to “our general partner” refer to LE GP, LLC.

ENERGY TRANSFER EQUITY, L.P.

We are a publicly traded Delaware limited partnership (NYSE: ETE) that directly and indirectly owns equity interests in Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) and Regency Energy Partners LP (NYSE:RGP) (“Regency”), both of which are publicly traded master limited partnerships engaged in diversified energy-related services.

As of October 31, 2013, our equity interests in ETP and Regency consisted of:

	General Partner Interest (as a % of total partnership interest)	Incentive Distribution Rights	Common Units		Other
ETP	0.8%	100%	49,551,069	(1)	50,160,000 Class H Units	(3)
Regency	1.3%	100%	26,266,791	(2)	—

(1)	Represented an approximate 15.0% limited partner interest in ETP.
(2)	Represented an approximate 12.5% limited partner interest in Regency.
(3)	The Class H Units entitle us to (i) allocations of profits, losses and other items from ETP corresponding to 50.05% of the profits, losses and other items allocated to ETP by Sunoco Partners LLC (“SXL GP”), the general partner of Sunoco Logistics Partners L.P. (NYSE: SXL) (“SXL”), with respect to the incentive distribution rights and general partner interest in SXL held by SXL GP, (ii) distributions from ETP for each quarter equal to 50.05% of the cash distributed to ETP by SXL GP with respect to the incentive distribution rights and general partner interest in SXL held by SXL GP for such quarter and, to the extent not previously distributed to holders of the Class H Units, for any previous quarters, and (iii) incremental cash distributions in the aggregate amount of $329 million, subject to adjustment, to be payable by ETP to us over 15 quarters, commencing with the quarter ended September 30, 2013 and ending with the quarter ending March 31, 2017.

The following is a brief description of ETP’s and Regency’s operations:

•

ETP is a publicly-traded limited partnership owning and operating a diversified portfolio of energy assets in the United States. ETP owns and operates approximately 43,000 miles of natural gas, natural gas liquids (“NGLs”), refined products and crude oil pipelines. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates NGL storage, fractionation and transportation assets.

ETP also owns the general partner, 100% of the incentive distribution rights and approximately 33.5 million common units in SXL, which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets.

•	Regency is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. RGP also owns a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi.

Our principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and our telephone number at that location is (214) 981-0700.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the ability of our subsidiaries, ETP and Regency, to make cash distributions to us, which is dependent on their results of operations, cash flows and financial condition;

•	the actual amount of cash distributions by ETP and Regency to us;

•	the volumes transported on our subsidiaries’ pipelines and gathering systems;

•	the level of throughput in our subsidiaries’ processing and treating facilities;

•	the fees our subsidiaries charge and the margins they realize for their gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and NGLs;

•	energy prices generally;

•	the prices of natural gas and NGLs compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil, natural gas and NGL production;

•	the availability of imported oil, natural gas and NGLs;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our subsidiaries’ interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our subsidiaries’ pipelines and facilities;

•	the effectiveness of our risk-management policies and procedures and the ability of our subsidiaries’ liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our subsidiaries’ customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our subsidiaries’ internal growth projects, such as our subsidiaries’ construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to our subsidiaries’ existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our subsidiaries’ ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•	risks associated with the assets and operations of entities in which our subsidiaries own less than a controlling interest, including risks related to management actions at such entities that our subsidiaries may not be able to control or influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus. Any forward-looking statement made by us in this prospectus and the documents incorporated by reference into this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to those securities in the prospectus supplement.

USE OF PROCEEDS

Any specific use of the net proceeds of an offering of debt securities will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income from equity investees, minus capitalized interest. Fixed charges consist of net interest expense (inclusive of credit facility commitment fees) on all indebtedness, capitalized interest, the amortization of deferred financing costs, and interest associated with operating leases, if any.

	Years Ended December 31,					Nine Months Ended September 30,
	2008	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges	2.73	2.37	1.50	1.70	2.18	2.12

DESCRIPTION OF DEBT SECURITIES

Energy Transfer Equity, L.P. may issue senior debt securities under an indenture dated September 20, 2010 between Energy Transfer Equity, L.P., as issuer, and U.S. Bank National Association, as trustee. We refer to this indenture as the “indenture.” The debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

We have summarized material provisions of the indenture and the debt securities below. This summary is not complete. We have filed the indenture with the SEC as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you.

References in this “Description of Debt Securities” to “we,” “us” and “our” mean Energy Transfer Equity, L.P., and not any of our subsidiaries.

Provisions Applicable to the Indenture

Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture does not limit the amount of debt securities that may be issued under any indenture, and does not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture also does not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms. We will prepare a prospectus supplement and either a supplemental indenture, or authorizing resolutions of the board of directors of our general partner, accompanied by an officers’ certificate, relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities of that series;

•	the total principal amount of the debt securities of that series;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities of that series will be payable;

•	any interest rate that the debt securities of that series will bear, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether debt securities are entitled to the benefits of any guarantee of any subsidiary guarantor;

•	whether debt securities are secured by any of our or any guarantor’s, if any, assets;

•	the place or places where payments on the debt securities of that series will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for our other securities or securities of any other entity; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Events of Default. We will describe in the prospectus supplement the terms of events of default with respect to a series of debt securities and all provisions relating thereto.

Modification and Waiver. The indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture that are affected by the amendment or supplement (acting as one class) consent to it. We will describe in the prospectus supplement the terms that may not be modified without the consent of the holder of each debt security affected with respect to a series of debt securities.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. We will describe in the prospectus supplement the provisions applicable to defeasance with respect to a series of debt securities.

Governing Law. New York law governs the indenture and the debt securities.

Trustee. We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents. Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

PLAN OF DISTRIBUTION

Under this prospectus, we intend to offer our debt securities to the public through underwriters or directly to investors.

We will fix a price or prices of our debt securities at negotiated prices.

We may change the price of the debt securities offered from time to time.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the debt securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Latham & Watkins LLP, Houston, Texas, will pass upon the validity of the debt securities offered in this registration statement. If certain legal matters in connection with an offering of the debt securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Energy Transfer Partners GP, L.P. and subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Regency Energy Partners LP and subsidiaries as of December 31, 2012 and 2011 and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RIGS Haynesville Partnership Co. and subsidiaries as of December 31, 2012 and 2011 and for the years then ended incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Lone Star NGL LLC and subsidiaries as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and for the period from inception (March 21, 2011) to December 31, 2011 incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Southern Union Gathering Company, LLC and subsidiaries as of December 31, 2012 and for the period from March 26, 2012 to December 31, 2012 and for the period from January 1, 2012 to March 25, 2012 incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Regency Energy Partners LP for the period from May 26, 2010 to December 31, 2010 and the period from January 1, 2010 to May 25, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of RIGS Haynesville Partnership Co. as of and for the year ended December 31, 2010 included in Exhibit 99.3 of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in this prospectus in reliance on the report of KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Midcontinent Express Pipeline LLC as of and for the years ended December 31, 2012 and 2011 and as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and for the seven-month period ended December 31, 2010, included in Exhibits 99.4 and 99.5, respectively, of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of LDH Energy Asset Holdings LLC as of December 31, 2010 and 2009 and for the three year period ended December 31, 2010 included in Exhibit 99.7 of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in this prospectus in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about ETE and the debt securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.energytransfer.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information and will be considered a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information in those documents that is deemed by the rules of the SEC to be furnished and not filed, after the date of this prospectus and prior to the termination of an offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	our Current Reports on Form 8-K filed February 14, 2013, February 28, 2013, March 26, 2013, April 2, 2013, April 4, 2013, May 1, 2013 (which was amended by Form 8-K/A on May 6, 2013), June 24, 2013, August 8, 2013, October 25, 2013, November 1, 2013 and November 14, 2013 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Reports on Form 8-K or 8 K/A);

•	audited financial statements of ETP for the year ended December 31, 2012 included in ETP’s Annual Report on Form 10-K filed March 1, 2013;

•	unaudited financial statements of ETP for the nine months ended September 30, 2013 included in ETP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

•	audited financial statements of Regency for the year ended December 31, 2012 included in Regency’s Current Report on Form 8-K filed August 9, 2013;

•	unaudited financial statements of Regency for the nine months ended September 30, 2013 included in Regency’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

•	audited financial statements of Midcontinent Express Pipeline LLC for the years ended December 31, 2012 and 2011 and for the seven month period ended December 31, 2010 included in Regency’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Regency 2012 10-K”);

•	audited financial statements of RIGS Haynesville Partnership Co. as of and for the years ended December 31, 2012 and 2011 and as of and for the year ended December 31, 2010 included in the Regency 2012 10-K;

•	audited financial statements of Lone Star NGL LLC as of and for the year ended December 31, 2012 and for the period from March 21, 2011 to December 31, 2011, included in the Regency 2012 10-K;

•	audited financial statements of LDH Energy Asset Holdings LLC as of December 31, 2010 and 2009 and for the three year period ended December 31, 2010 included in the Regency 2012 10-K; and

•	audited financial statements of Southern Union Gathering Company as of December 31, 2012 and for the period from March 26, 2012 to December 31, 2012 and for the period from January 1, 2012 to March 25, 2012 included in Exhibit 99.2 of Regency Energy Partners LP’s Current Report on Form 8-K filed on April 12, 2013.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our web site at the address provided above or by writing or calling us at the address set forth below.

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: Sonia Aubé

Telephone: (214) 981-0700